UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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AMERICOLD REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To my Fellow Stockholders,

I’m honored to be writing you in my first letter as CEO and grateful for the opportunity to lead Americold’s team of approximately 13,000 associates around the globe. Since assuming the role late last summer, I’ve spent a considerable amount of my time out meeting with our customers, associates and shareholders to hear directly what is top of mind from all three of these key constituents. While our industry is not immune to the macroeconomic uncertainties in the market, I’m encouraged by the nearly universal recognition of the role that our mission-critical infrastructure provides in ensuring food safety and quality throughout the cold chain. I’m also heartened by the strong dedication and commitment to service excellence that I hear from our associates in delivering on this promise to our customers every day. Our stockholders also recognize the value we provide and are supportive of our efforts to explore new ways to deliver long-term sustainable growth.

As we look forward to 2026 and beyond, one of my first actions was to work closely with our management team and board of directors to develop a list of five key strategic priorities for the business. I believe our success on these initiatives will not only strengthen the business in the near-term but also set the company up for long-term success. I’d like to review these priorities with you in more detail and share some of our early progress.

1. Strengthening our balance sheet to support future growth

Maintaining our investment‑grade profile is critical to ensuring the Company has the appropriate level of financial resources to pursue future growth. We have seen strong interest from multiple investors looking to invest in our mission‑critical real estate at attractive valuations. We believe this initiative will not only strengthen our balance sheet and enhance our financial flexibility, but also provide greater transparency into the intrinsic value of our portfolio.

2. Maximizing the value of our real estate portfolio

In 2025, we launched a thorough portfolio management review program focused on underperforming facilities, successfully exiting or idling 10 sites while often reallocating the inventory to nearby locations. We expect to continue this process in 2026 and have already identified nine additional opportunities. These exits are generally accretive to AFFO, and many of these facilities were removed from the cold storage industry and repurposed for other needs, reducing the excess capacity that has built up in the past several years. We are also examining the portfolio for highest and best use opportunities, including pursuing triple‑net lease agreements to drive occupancy, and other uses across both food and non‑food sectors.

3. Driving organic growth and expanding into new sectors

While Americold already provides high‑value, fast‑turn store-support solutions to major retail and QSR customers, the opportunity ahead remains significant. In 2025, we secured a major fixed‑commitment contract in Houston with one of the world’s largest retailers and expanded our retail solutions footprint into Europe for the first time. We also entered the convenience store sector, where we will provide products to over 600 customer locations across Australia, demonstrating our capability to serve complex, multi-node networks. Simultaneously, our teams are also building momentum in adjacent categories such as pet food, floral, e‑commerce, and pharmacy, leveraging our operational excellence and customer relationships to enter new sectors.

4. Maintaining a disciplined approach to capital allocation

While Americold remains committed to selective development opportunities, we are intentionally limiting near‑term opportunities. Future development projects will focus on lower-risk opportunities with significant pre-leasing, and long-term agreements. Our projects in Christchurch, New Zealand and Sydney, Australia were completed in early 2026, both of which have been well-received in an area that remains over 90% occupied. Our in‑process projects in Port Saint John and Dallas–Fort Worth continue to track on time and on budget. We are especially excited for the grand opening of Port Saint John in a couple of months, which is located on a CPKC rail line, creating a critical node in our North American end‑to‑end logistics solution.

5. Streamlining our cost structure and driving operational efficiency

In the second half of 2025, we launched a comprehensive cost‑reduction program analyzing indirect warehouse labor and SG&A, with all actions completed by the end of the first quarter of 2026. This initiative is expected to generate $30 million in annualized savings without compromising the quality of service that Americold is known for. We are also in the final stages of the Project Orion implementation in Europe, delivering substantial efficiencies and resulting in an approximately $50 million reduction in transformation‑related cash expenditures this year. These improvements further reflect our commitment to disciplined expense management and responsible capital allocation.

Looking Ahead:

Our goals for the business are clear, and the team is focused and motivated to execute. Together, these five priorities position Americold to navigate near‑term industry challenges while building a stronger, more diversified, and more resilient company. I am proud of the progress we have already made, demonstrating our ability to execute when the entire organization is laser-focused on our goals. I look forward to giving you continued updates on our progress throughout the year. We remain committed to delivering long‑term stockholder value through operational excellence, prudent capital allocation, and continued leadership in temperature‑controlled logistics.

I have full confidence in our ability to achieve our strategic priorities, thanks to the roughly 13,000 associates who create a world-class customer experience every day, and our experienced management team. I would like to extend my appreciation for your daily efforts in making us the best operator in our industry. Additionally, I would like to thank our stockholders for their continued support.

Sincerely,
Robert S. Chambers
Chief Executive Officer, Americold Realty Trust, Inc.
April 8, 2026

AMERICOLD REALTY TRUST, INC.
10 Glenlake Parkway, Suite 600
Atlanta, Georgia 30328
_______________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 18, 2026
____________________________
The 2026 ANNUAL MEETING of the stockholders of Americold Realty Trust, Inc., a Maryland corporation (the “Company”), will be held at Nobu Hotel Atlanta, 3520 Peachtree Rd NE, Atlanta, GA 30326, on May 18, 2026 at 8:00 a.m. Eastern Daylight Time for the following purposes:

1.To elect ten Directors to serve as members of the Board of Directors (the “Board”) until the Annual Meeting of Stockholders to be held in 2027 and until their successors are duly elected and qualified;
2.To hold an advisory (i.e. non-binding) vote on a resolution to approve the compensation of the Company’s named executive officers;
3.To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2026;
4.To hold an advisory (non-binding) vote on a shareholder proposal, as described in the accompanying Proxy Statement; and
5.To transact such other business as may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.
The Board has fixed the close of business on March 23, 2026 as the record date for the Annual Meeting. Only stockholders of record as of the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
Proxies are being solicited by the Board. Reference is made to the Proxy Statement included in our proxy materials for further information with respect to the business to be transacted at the Annual Meeting.
Please complete and promptly return your proxy in the manner provided. Doing so will not prevent you from voting in person at the Annual Meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.
By Order of the Board of Directors
Nathan H. Harwell
Secretary
Atlanta, Georgia
April 8, 2026
Please vote as soon as possible online or by telephone, or by signing, dating and returning the proxy card or voting instructions form mailed to those who receive paper copies of the proxy materials.

Proxy Summary
This summary highlights some of the items discussed in this Proxy Statement but it does not cover all of the information contained in this Proxy Statement and which you should consider before voting. You are encouraged to read the entire Proxy Statement before voting.

General Information

Meeting:	Annual Meeting of Stockholders	Record Date:	March 23, 2026
Date:	Monday, May 18, 2026
Time:	8:00 am Eastern Daylight Time

Location:	Nobu Hotel Atlanta
3520 Peachtree Rd NE
Atlanta, GA 30326

Corporate Website: www.americold.com
Investor Relations Website: ir.americold.com
The information found on, or otherwise accessible through, our websites is not incorporated by reference into, nor does it form a part of, this Proxy Statement.

Voting Items and Board Recommendations

Item to be voted on		Board Recommendation
Proposal 1	Election of Ten Director Nominees	FOR each nominee
Proposal 2	Advisory Vote on Compensation of Named Executive Officers (Say-On-Pay)	FOR
Proposal 3	Ratification of Ernst & Young as our Independent Accounting Firm for 2026	FOR
Proposal 4	Advisory Vote on Director Removal With or Without Cause	AGAINST

Our Board has a breadth of experience and diversity of perspective and background as reflected below. For more information about our Board, please see “Proposal 1: Election of Directors.”

Director Nominees
The following table sets forth the name and experience of each of our director nominees.

				Board Experience
Name	Age	Director Since	Independent	Finance & Accounting	Real Estate	REITs	Capital Markets	Logistics	International	Company Senior Leadership	Cyber Security
Robert S. Chambers	43	2025		✓	✓	✓	✓	✓	✓	✓
Kelly H. Barrett	61	2019	✓	✓	✓	✓	✓		✓	✓	✓
Robert L. Bass	57	2021	✓		✓			✓	✓	✓
Antonio F. Fernandez	66	2019	✓	✓		✓		✓	✓	✓	✓
Pamela K. Kohn	61	2021	✓		✓			✓	✓	✓
David J. Neithercut	70	2019	✓	✓	✓	✓	✓			✓
Mark R. Patterson	65	2018	✓	✓	✓	✓	✓		✓	✓
Andrew P. Power	46	2018	✓	✓	✓	✓	✓		✓	✓
Joseph E. Reece	64	2025	✓	✓			✓		✓	✓
Stephen R. Sleigh	70	2025	✓					✓	✓	✓

Business Performance:
•Achieved 60% of rent and storage revenues derived from fixed commitment contracts, an increase of over
    2,000 basis points since setting this goal in 2021
•Introduced five key strategic priorities to set a strong foundation for future growth
•Increased year over year AFFO, Core EBITDA, and total company NOI in the fourth quarter
•Delivered three expansion and development projects
•Increased Same Store Warehouse Services NOI 3.5% over prior year
* See Appendix A to this Proxy Statement for additional information about Core EBITDA and Segment NOI, including a reconciliation to our GAAP financial statements.
Compensation Highlights:
•Compensation practices designed to attract, motivate and retain top talent
•We pay for performance
•Short and long-term incentives make up a significant portion of executive officers’ compensation
•Incentive compensation aligned with long-term interests of stockholders
•Mix of long-term equity incentives with time-based and performance-based awards
•Meaningful share ownership guidelines for Directors and executive officers
•No tax gross up on severance, change-in-control or other payments related to executive officer terminations
•No uncapped incentive payouts

Governance Highlights:
•Role of Chairman and CEO separated
•All Directors (except CEO) and all committee members are independent
•Board is not classified; each Director is up for election every year
•No stockholder rights plan or poison pill provisions
•Executive sessions of independent Directors
•Three audit committee financial experts
•Risk oversight by the Board
•Majority vote standard for Director elections
•Anti-hedging/pledging policy
•Stock ownership requirements for Directors and executive officers
•Codes of Conduct for Directors, employees and vendors
•Nominating and Corporate Governance Committee oversees ESG policies
•2025 Environmental, Social and Governance Report detailing our sustainability commitment is available on our website
•Annual Board and committee self-evaluations
•Proxy access provisions

AMERICOLD REALTY TRUST, INC.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 18, 2026

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Americold Realty Trust, Inc., a Maryland corporation (the “Company”), for use at the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Nobu Hotel Atlanta, 3520 Peachtree Rd NE, Atlanta, GA 30326, on May 18, 2026 at 8:00 a.m., Eastern Daylight Time, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and more fully discussed herein. The Board has fixed March 23, 2026 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record at the close of business on the Record Date shall be entitled to notice of and to vote at the Annual Meeting. We are distributing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about April 8, 2026.
You are entitled to vote if you were a stockholder of record of the Company’s common stock, $0.01 par value per share (the “common stock”), on the Record Date. You may vote your common stock in person at the Annual Meeting or, if a proxy is properly executed and received by the Company prior to voting at the Annual Meeting, the common stock represented thereby will be voted at the Annual Meeting or any adjournment or postponement thereof in accordance with the instructions marked thereon. Management does not intend to bring any matter before the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Stockholders and is not aware of anyone else who intends to do so. Should any other matter properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such other matters.
Notice Regarding the Availability of Proxy Materials
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), rather than mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing our proxy materials, including this Proxy Statement and the proxy card, by providing access to these materials on the internet. Stockholders will not receive printed copies of the proxy materials unless they request them. Printed copies will be provided upon request at no charge. We expect to mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting and who have requested paper copies on or about April 8, 2026, or, if later, within three business days after our receipt of such request.
We expect to make this Proxy Statement available on the Internet on or about April 8, 2026, and to mail the Notice of Internet Availability to all stockholders of record on or about April 8, 2026. A similar notice will be sent by brokers and other nominees who hold shares on behalf of beneficial owners. We are providing the Notice of Internet Availability in lieu of mailing the printed proxy materials and are instructing stockholders as to how they may: (1) access and review the proxy materials on the Internet; (2) submit their proxy; and (3) receive printed proxy materials. All stockholders will be able to access all of the proxy materials on the website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials. The proxy materials will be available free of charge, and the Notice of Internet Availability will provide instructions as to how stockholders may access and review all of the important information contained in the proxy materials (including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025) over the Internet or through other methods detailed on the website. The website will also contain instructions as to how to vote their shares of common stock by Internet or over the telephone. Stockholders may request printed copies of the proxy materials to be delivered by mail or electronically by e-mail on an ongoing basis by following the instructions in the Notice of Internet Availability. A request to receive proxy materials in printed form via mail or electronically by e-mail will remain in effect until such time as the submitting stockholder elects to terminate it.
This Proxy Statement and our 2025 Annual Report on Form 10-K for the year ended December 31, 2025 are also available at www.americold.com in the Investors section under “Financials — SEC Filings.”
Quorum
In order to constitute a quorum for the conduct of business at the Annual Meeting, stockholders entitled to cast a majority of all votes entitled be cast must be present at the Annual Meeting in person or by proxy. Common stock represented at the Annual Meeting in person or by proxy but not voted on one or more proposals will be counted in determining the existence of a quorum at the Annual Meeting. On the Record Date, the Company had 285,294,874 shares of common stock outstanding and entitled to vote at the Annual Meeting.
Voting of Shares
A majority of the votes cast at the Annual Meeting shall be effective to approve any matter properly before the Annual Meeting unless more than a majority of the votes cast is required by the Company’s Bylaws or applicable law. Each outstanding share of common stock is entitled to one vote per share on each matter submitted to a vote at the Annual Meeting. You may vote your common stock by attending the Annual Meeting and voting in person. Please note that if your common stock is held by a broker, bank, or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the broker, bank or other nominee. If you choose not to attend the Annual Meeting, you may still vote your common stock by authorizing your proxy via the Internet, by telephone or by mailing a completed proxy card.
A properly completed proxy card, if received in advance of the Annual Meeting and not revoked, will be voted at the Annual Meeting according to the instructions contained therein. If you return an unmarked proxy card, without indication of how you would like to vote your common stock on any particular matter, your common stock will be voted by the proxy holders named on the proxy card:
•FOR the election of all Director nominees;
•FOR the resolution approving on a non-binding, advisory basis, the compensation of the Company’s named executive officers (“Say-On-Pay”);
•FOR ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026; and
•AGAINST the resolution approving on a non-binding, advisory basis, the amendment of the Company’s governing documents to allow shareholders to remove directors, with or without cause, by a simple majority of votes cast.
Abstentions and broker “non-votes” are deemed to be present at the Annual Meeting for the purpose of determining whether a quorum is constituted, but are not deemed to be votes cast at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not vote on a particular proposal because the nominee chooses not to exercise, or does not have, discretionary voting power on that item because the matter is not “routine” under rules of the New York Stock Exchange (the “NYSE”). The election of the ten Board nominees named in this Proxy Statement, proposal to approve on an advisory, non-binding basis the compensation of our named executive officers (“NEOs”) listed in the Summary Compensation Table appearing on page 54 of this Proxy Statement and the proposal to approve on an advisory, non-binding basis, the amendment of the Company’s governing documents to allow shareholders to remove directors, with or without cause, by a simple majority of votes cast do not qualify as “routine” under the NYSE rules. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2026 does qualify as a “routine” matter under the NYSE rules and, accordingly, a nominee holding shares for a beneficial owner will have discretionary authority to vote on that matter in the absence of instructions from the beneficial owner.
Abstentions and broker “non-votes” will affect each of the proposals described in this Proxy Statement as follows:

Proposal Number	Item	Votes Required for Approval	Abstentions	Broker Non-Votes	Board Voting Recommendation
1	Election of ten Directors	Majority of votes cast	No Effect	Not Voted	FOR EACH
2	Approve on a non-binding, advisory basis, the compensation of the named executive officers (“Say-On-Pay”)	Majority of votes cast	No Effect	Not Voted	FOR
3	Ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2026	Majority of votes cast	No Effect	N/A	FOR
4	Approve on a non-binding advisory basis, the amendment of the Company’s governing documents to allow shareholders to remove directors with or without cause, by a simple majority of votes cast	Majority of votes cast	No Effect	Not Voted	AGAINST
Revocability of Proxies
Any stockholder giving a proxy has the power to revoke that proxy at any time prior to its exercise. If you are the registered owner of your common stock, you may revoke a previously submitted proxy by voting over the Internet or by telephone at a later time, returning a proxy card with a later date, or attending the Annual Meeting and voting in person. If your common stock is held by a nominee and you have provided instructions to that nominee, you may revoke those instructions according to the notification you received from the nominee.
Attendance at the Annual Meeting
Attendance at the Annual Meeting or any adjournment thereof is limited to record and beneficial stockholders of the Company at 5:00 p.m. Eastern Daylight Time on the Record Date and guests of the Company. If you plan to attend the Annual Meeting in person, for security reasons you must notify the Company by e-mail to investor.relations@americold.com that you plan to attend in person. If you are a stockholder of record at such time, your name will be verified against a list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. Please be prepared to present photo identification for admission. If you hold common stock in street name, you will need to provide proof of beneficial ownership, such as a brokerage account statement, a voting instruction form with respect to the Annual Meeting provided by the custodian of your common stock or other similar evidence of beneficial ownership, as well as photo identification. Please note that if your common stock is held in street name and you intend to vote in person at the Annual Meeting, you must also provide a “legal proxy” from the custodian of your common stock.

PROPOSAL 1 – ELECTION OF DIRECTORS
Pursuant to the Company’s Bylaws the Board may establish the size of the Board; provided the number of directors shall never be less than the minimum required by Maryland law nor more than fifteen. The Board currently consists of 11 members, each of whom is serving a one-year term or until such Director’s successor is duly elected and qualified or until such Director’s earlier resignation or removal from office. The Board’s Nominating and Corporate Governance Committee identifies and recommends a slate of individuals for service on the Board and the Board either approves or rejects such nominees.
The Board and the Nominating and Corporate Governance Committee select Director nominees based on their integrity, relevant experience, judgment, intelligence, character, achievements, willingness and ability to devote sufficient time to Board activities and duties and their availability to serve on the Board for a sustained period. In addition, while our Board does not have a specific policy regarding diversity among Directors, diversity of race, ethnicity, gender, age, cultural background and professional experience is also considered in evaluation of candidates for membership on our Board. The Nominating and Corporate Governance Committee believes that each nominee for the Board should be well-versed in leadership, corporate governance, strategic oversight, and stockholder advocacy in order to serve as an effective member of the Board. The Nominating and Corporate Governance Committee believes that the Board should consist of individuals from varied educational and professional experiences and backgrounds who, collectively, provide effective oversight of, and meaningful counsel to, management.
We believe that each of the nominees for election to the Board meets the criteria established by the Board and the Nominating and Corporate Governance Committee.
The Board has nominated each of Robert S. Chambers, Kelly H. Barrett, Robert L. Bass, Antonio F. Fernandez, Pamela K. Kohn, David J. Neithercut, Mark R. Patterson, Andrew P. Power, Stephen R. Sleigh, and Joseph E. Reece to serve as Directors (the “Nominees”). Each of the Nominees is currently serving as a Director of the Company, and each Nominee has consented to be named as a nominee in this Proxy Statement and will serve as a Director if elected. However, if any Nominee is unable to accept his or her election, the proxies will vote for the election of such other person or persons as the Board may recommend.
George J. Alburger, Jr. is not standing for re-election at the 2026 Annual Meeting of Stockholders and was not nominated to serve as a Director. Mr. Alburger will step down, effective at the completion of the 2026 Annual Meeting of Stockholders. Therefore, the Board has set the size of the Board at ten, effective as of the completion of the 2026 Annual Meeting of Stockholders. We thank Mr. Alburger for his service on the Board.

Recommendation of the Board
The Board unanimously recommends a vote “FOR” each of the Nominees.

INFORMATION REGARDING THE NOMINEES
The following table sets forth certain information as of April 1, 2026 regarding the nominees, all of whom are currently members of the Board (“Directors”). There are no family relationships among any of our Directors or executive officers.

Name	Age	Position(s)
Robert S. Chambers	43	Chief Executive Officer and Director
Kelly H. Barrett*	61	Director
Robert L Bass*	57	Director
Antonio F. Fernandez*	66	Director
Pamela K. Kohn*	61	Director
David J. Neithercut*	70	Director
Mark R. Patterson*	65	Director, Chairman of the Board
Andrew P. Power*	46	Director
Joseph E. Reece*	64	Director
Stephen R. Sleigh*	70	Director
* Our Board has determined that this individual is independent for purposes of NYSE listing standards.
The following biographical descriptions set forth certain information with respect to the ten Nominees, based on information furnished to the Company by such persons. The following information is as of the Record Date, unless otherwise indicated.
Robert S. Chambers, Director since 2025
Mr. Chambers was appointed Chief Executive officer in August 2025, after serving as President of the Company since June 2025 and President, Americas of the Company from January 2024 to June 2025. Mr. Chambers had rejoined the Company in January of 2020 as Executive Vice President and Chief Commercial Officer. Prior to rejoining the Company, he served as the Chief Financial Officer of Saia LTL Freight (NASDAQ: SAIA) from May of 2019 through January of 2020. Mr. Chambers previously served as the Company’s Vice President, Commercial Finance from September of 2013 through April of 2019. Before originally joining the Company, Mr. Chambers was the Senior Director of Finance for CEVA Logistics from 2010 through 2013. Prior to that, he was a Manager in the Audit and Advisory practice at KPMG. Mr. Chambers is a Certified Public Accountant. He received both his bachelor’s degree and his Masters of Accounting degree from Stetson University. We believe Mr. Chambers’ extensive logistics, supply chain, and financial experience, as well as his industry specific experience and comprehensive knowledge of our business qualifies him to serve on our Board.
Kelly H. Barrett, Director since 2019
Ms. Barrett has served as a member of our Board of Directors since May 2019. She currently serves on the board of directors of EVERTEC INC (NYSE: EVTC), a full-service transaction processing company, Piedmont Office Realty Trust (NYSE: PDM), a real estate investment trust as well as Louisiana-Pacific Corporation (NYSE:LPX), a leading provider of high-performance building solutions that meet the demands of builders, remodelers, and homeowners worldwide. In addition, she previously served on the board of directors for The Aaron’s Company, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, from 2019 to 2024, as well as the board of directors of State Bank Financial Corporation, which merged into Cadence Bancorporation (NYSE: CADE) from 2011 to 2016. Prior to her retirement in December 2018, Ms. Barrett was employed by The Home Depot, Inc. (NYSE:HD) for sixteen years, commencing in January 2003, serving in various roles of increasing responsibility, finally as Senior Vice President - Home Services. Prior to her employment by The Home Depot, Ms. Barrett was employed by Cousins Properties Incorporated (NYSE:CUZ) for eleven years in various senior financial roles, including ultimately that of Senior Vice President - Chief Financial Officer. During that time, she was active in the National Association of Real Estate Investment Trusts (NAREIT) as an Accounting Committee Co-Chairperson and member of the Best Financial Practices Council. Ms. Barrett holds an NACD Certificate is Cyber Risk Oversight and an NACD Directorship Certification. She has been a licensed CPA in Georgia since 1988. Ms. Barrett is a graduate of The Georgia Institute of Technology with a Bachelor of Science in Industrial Management with a concentration in Accounting. We believe Ms. Barrett’s extensive experience in retail operations as well as her significant financial and real estate industry expertise qualifies her to serve on our Board.
Robert L. Bass, Director since 2021
Mr. Bass has served as a member of our Board of Directors since November 2021 and brings nearly two decades of experience in global supply chain and operational roles with leading big-box retailers. Mr. Bass served as Chief Supply Chain and Global Properties Officer of Best Buy Co., Inc. (NYSE: BBY), with responsibility for global order management, distribution centers, domestic and international transportation, global compliance and trade, final-mile fulfillment, reverse logistics and real estate, from 2013 until February 2022. Prior to joining Best Buy in 2013, Mr. Bass spent more than 12 years in a variety of supply chain positions with Target Corp. (NYSE: TGT), including Senior Supply Chain Leader. Previously, he served as a commercial airline pilot for 12 years for Sun Country Airlines and Midwest Airlines. Mr. Bass also served as a member of the Pier 1 Imports, Inc. (formerly NYSE: PIR.BC) Board of Directors from 2018 to 2020. We believe Mr. Bass’ substantial real estate expertise and experience managing complex supply chains for some of the world’s largest big-box retailers qualifies him for service on our Board.
Antonio F. Fernandez, Director since 2019
Mr. Fernandez has served as a member of our Board of Directors since May 2019. Mr. Fernandez currently is President of AFF Advisors, LLC, a consulting firm specializing in helping clients with supply chain operational improvements, as well as supporting merger and acquisition due diligence and integrations. He previously served as Executive Vice President and Chief Supply Chain Officer at Pinnacle Foods, Inc. (formerly NYSE: PF), now a part of Conagra Brands, Inc., from February 2011 through June 2016. At Pinnacle, Mr. Fernandez had overall corporate responsibility for the end-to-end supply chain, including procurement, manufacturing, customer service, warehousing, and distribution. He also oversaw Pinnacle’s continuous improvement, network optimization, innovation commercialization, food quality and safety programs. Prior to joining Pinnacle in 2011, Mr. Fernandez was Senior Vice President Operational Excellence at Kraft Foods Inc., now The Kraft Heinz Company (NASDAQ: KHC), following its acquisition of Cadbury, PLC in March 2010, where he oversaw the development and implementation of best practices across global operations. Mr. Fernandez was with Cadbury, PLC from 1998 to 2010 in a series of senior management positions, including Chief Supply Chain Officer, where he was responsible for all aspects of the company’s global supply chain. He was also a Senior Advisor with McKinsey & Company and a senior consultant with The Canaan Group. Mr. Fernandez’s early career included positions in manufacturing, distribution, procurement and engineering with The Procter & Gamble Co. (NYSE: PG), and PepsiCo, Inc. (NYSE: PEP). Mr. Fernandez is currently on the Board of Utz Brands, Inc. (NYSE:UTZ), a snack Food manufacturer, and is a trustee of Lafayette College. He previously served on the boards of Liberty Property Trust (NYSE:LPT), until its acquisition by Prologis, Inc. (NYSE: PLD), Collier Creek (NYSE:CCH), a SPAC that combined with UTZ Quality Foods to form UTZ Brands, Inc., in August, 2020, and Green Rabbit Holdings, Inc., a privately-held logistics and fulfillment company for perishable, refrigerated and frozen foods, until it’s acquisition by Performance Food Group (NYSE:PFGC). Mr. Fernandez received a Bachelor of Science in Chemical Engineering from Lafayette College. We believe Mr. Fernandez’s extensive experience in global supply chain management, his engineering, procurement and operations background and significant industry knowledge, including our customer base, as well as his other Board experience, qualifies him to serve on our Board.

Pamela K. Kohn, Director since 2021
Ms. Kohn has served as a member of our Board of Directors since November 2021. Ms. Kohn previously served as Chief Merchandising Officer of Rite Aid Corporation and has more than 25 years of merchandising, supply chain, logistics and operations expertise in the food and retail industries. Prior to joining Rite Aid in 2023, Ms. Kohn served as Chief Merchandising Officer for Sally Beauty Holdings (NYSE: SBH) from October 2019 to June 2022, Chief Merchandising and Marketing Officer of the Family Dollar division of Dollar Tree (NASDAQ: DLTR) from September 2017 to June 2019 and Chief Merchandising Officer of The Fresh Market (formerly NASDAQ: TFM) from January 2016 to January 2017. Previously, Ms. Kohn spent 13 years in a variety of leadership positions with Walmart Inc. (NYSE: WMT), including Senior Vice President, Merchandising, Senior Vice President, Global Food Sourcing, Executive Vice President, Merchandise Services and President of Walmart US Realty. Prior to her time at Walmart, Ms. Kohn served as Senior Vice President of Merchandising and Marketing with Stop & Shop and spent nine years as Senior Vice President of Merchandising with Food Lion. Ms. Kohn currently serves on the Board of High Liner Foods, Inc. (HLF-Canada), a leading North American processor and marketer of value-added frozen seafood. Ms. Kohn graduated from Northwestern University with a degree in Sociology. We believe that Ms. Kohn’s extensive marketing and supply chain expertise with big-box retailers and national grocery chains and her understanding of our industry and customer dynamics qualifies her to serve on our Board.
David J. Neithercut, Director since 2019
Mr. Neithercut has served as a member of our Board of Directors since May 2019. He served as Chief Executive Officer of Equity Residential (NYSE: EQR) from January 2006 until his retirement in December 2018 and as President from May 2005 to September 2018. He was Executive Vice President - Corporate Strategy from January 2004 to May 2005, and Executive Vice President and Chief Financial Officer from February 1995 to August 2004. Mr. Neithercut has served as a trustee of Equity Residential since 2006 and appointed as Board Chair in May 2023. He is a former trustee of Public Storage (NYSE: PSA) and a former director of General Growth Properties, Inc., now a part of Brookfield Realty Partners. Mr. Neithercut is a former Chair of the Executive Board of National Association of Real Estate Investment Trusts (NAREIT) and received NAREIT’s 2018 Industry Leadership Award, honoring a REIT executive who has made a significant and lasting contribution to the growth and betterment of the industry. Mr. Neithercut received his bachelor’s degree from St. Lawrence University and a Masters in Business Administration from the Columbia University Graduate School of Business. We believe that Mr. Neithercut’s financial and real estate industry expertise, and his extensive experience with publicly-traded REITs and the REIT industry qualifies him to serve on our Board.
Mark R. Patterson, Director since 2018
Mr. Patterson has served as a member of our Board of Directors since January 2018 and as Chairman of the Board since March 2019. He is currently a real estate consultant and President of MRP Holdings, LLC and has served in that role since leaving Merrill Lynch in January 2009. Until January 2009, Mr. Patterson was a Managing Director and the Head of Real Estate Global Principal Investments at Merrill Lynch, where he oversaw real estate principal investing activities of the firm. Mr. Patterson joined Merrill Lynch in April 2005 as the Global Head of Real Estate Investment Banking and in 2006 also became Co-Head of Global Commercial Real Estate at the firm, which encompassed real estate investment banking, principal investing and mortgage debt. Prior to joining Merrill Lynch, Mr. Patterson spent 16 years at Citigroup where he was the Global Head of Real Estate Investment Banking from 1996 to 2005. He is an Executive Advisor to Rockefeller Capital Management and a Senior Advisor to Energy Impact Partners. He served as a member of the board of directors for General Growth Properties, now a part of Brookfield Realty Partners, from 2011 to 2017, a member of the board of directors of Paramount Group from 2018 to 2025, and is currently a member of the board of directors for UDR, Inc. (NYSE:

UDR) since 2014, a member of the board of directors of Digital Realty Trust, Inc. (NYSE: DLR) since 2016. He has a Bachelor of Business Administration from the College of William and Mary and a Masters of Business Administration from the Darden School of Business at the University of Virginia. He was also a certified public accountant. We believe Mr. Patterson’s financial and real estate industry expertise, extensive experience working with public companies in the real estate industry and experience on the boards of directors of public companies qualifies him to serve on our Board.
Andrew P. Power, Director since 2018
Mr. Power has served as a member of our Board of Directors since January 2018. He has served as Chief Executive Officer and a member of the Board of Directors of Digital Realty (NYSE: DLR) since 2022. Mr. Power also served as Digital Realty’s President since 2021 and Chief Financial Officer from 2015 until 2023, with responsibility for global portfolio operations, technology development and innovation, service provider and enterprise customer solutions, asset management and information technology as well as the company’s financial functions across Digital Realty’s global platform. Prior to joining Digital Realty, Mr. Power was employed by Bank of America Merrill Lynch from 2011 to April 2015, where he last served as Managing Director of Real Estate, Gaming and Lodging Investment Banking, and was responsible for relationships with over 40 public and private companies. Mr. Power was employed by Citigroup Global Markets Inc. from 2004 to 2011 where he last served as Vice President. During his investment banking career, Mr. Power managed the execution of public and private capital raises in excess of $30 billion, including the then-largest REIT IPO, and more than $19 billion of merger and acquisitions transactions. Mr. Power received a Bachelor of Science in Analytical Finance from Wake Forest University. We believe Mr. Power’s significant experience in the financial and real estate industries, as well as his international experience, qualifies him to serve on our Board.
Joseph E. Reece, Director since 2025

Mr. Reece has served as a member of our Board of Directors since December 2025. He has been a Managing Partner of SilverBox Capital LLC, and its predecessors since 2015. Mr. Reece also served as a consultant to BDT & Company from October 2019 to November 2021. He previously served as Executive Vice Chairman and Head of UBS Securities, LLC’s (“UBS”) Investment Bank for the Americas from 2017 to 2018 and was also Co-Head of Risk. Prior to working at UBS, Mr. Reece worked at Credit Suisse from 1997 to 2015, in roles of increasing responsibility, including serving as Global Head of Equity Capital Markets and Co-Head of Credit Risk. Mr. Reece’s prior experience includes practicing as an attorney for ten years, including at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP and at the United States Securities and Exchange Commission. Mr. Reece currently serves as a member of the Board of Directors of Compass Minerals Inc. (NYSE:CMP), where he serves as its Chairman, and NCR Atleos (NYSE:NATL), where he also serves as its Chairman. He previously served as a member of the Board of Directors of SilverBox Engaged Merger Corp I. (where he was the Executive Chairman from March 2021 to February 2022), UBS Securities, LLC, Atlas Technical Consultants, Inc. and its predecessor company, Boxwood Merger Corp., Del Frisco’s Restaurant Group, Inc., RumbleOn, Inc, CST Brands, Inc., LSB Industries, Inc., and Quotient Technology, Inc. Mr. Reece previously served on the Board of Directors for NCR Corporation, where he was independent Lead Director from November 2, 2022 to May 2, 2023 and was Chairman of the Board from May 2, 2023 to October 16, 2023. Mr. Reece holds degrees from Georgetown University Law Center and the University of Akron. We believe Mr. Reece’s significant experience in the financial industry as well as his experience on the boards of directors of public companies qualifies him to serve on our Board.

Stephen R. Sleigh, Director since 2025

Dr. Sleigh has served as a member of our Board of Directors since December 2025. He has served as the Fund Director for the International Association of Machinists and Aerospace Workers (IAM) multi-employer pension, savings, and health plans, and has held numerous leadership positions within the labor and responsible investment sectors. His background includes experience providing strategic counsel on labor and pension issues, fundraising and deal sourcing, and portfolio company governance. Prior to leading the IAM benefit funds, Dr. Sleigh was a principal with the Yucaipa Companies, Director of Strategic Resources for IAM, Director of Research for the International Brotherhood of Teamsters, and Deputy Director for the Center for Labor Management Policy Studies at the City University of New York. He served as co-chair of the Heartland Capital Strategy network for the past ten years and has been a longtime member and past president of the DC Labor and Employment Relations Association. He also previously has served as a director on the Federal Reserve Bank of Richmond and on the boards for Amalgamated Bank and Americold Logistics. Dr. Sleigh received his bachelor’s in labor relations from the University of Massachusetts, Amherst, his master’s in public policy from the Harvard Kennedy School, and his Ph.D. in sociology from the City University of New York. We believe Dr. Sleigh’s significant experience in labor relations, the labor and responsible investment industry, and prior director roles, including at Americold Logistics, qualifies him to serve on our Board.

DIRECTOR COMPENSATION
Overview of Director Compensation
Our Board has adopted a compensation program for our non-employee Directors that was in effect for calendar 2025 (the “Director Compensation Program”). The Director Compensation Program provides an annual cash retainer of $85,000 (or $180,000 for the chairperson of the Board) and an annual equity award of $180,000 (or $235,000 for the chairperson of the Board) in the form of either restricted stock units (“RSUs”) or operating partnership profit units (“OP Units”) at the option of the Director, in each case having a one-year vesting period. The program also provides for additional annual cash retainers for service on Board committees, as follows: $30,000 for the chairperson of our Audit Committee and $12,500 for the other members of our Audit Committee; $20,000 for the chairperson of our Compensation Committee and $10,000 for the other members of our Compensation Committee; $20,000 for the chairperson of our Nominating and Corporate Governance Committee and $7,500 for the other members of our Nominating and Corporate Governance Committee; and $25,000 for the chairperson of our Investment Committee and $12,500 for the other members of our Investment Committee. In addition, we reimburse all Directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as Directors, including, without limitation, travel expenses in connection with their in-person attendance at Board and committee meetings.
2025 Director Compensation Table
The following table provides details with respect to the 2025 compensation for our non-employee Directors:

Name(1)	Fees earned or paid in cash(2)	Stock awards(3)	All other compensation(4)	Total
George J. Alburger, Jr.	$118,654	$180,005	$74,799	$373,458
Kelly H. Barrett	105,577	180,005	11,070	296,652
Robert L. Bass	103,077	180,005	25,410	308,492
Antonio F. Fernandez	123,077	180,005	28,966	332,048
Pamela K. Kohn	105,577	180,005	15,101	300,683
David J. Neithercut	118,077	180,005	31,627	329,709
Mark R. Patterson	196,154	234,998	43,965	475,117
Andrew P. Power	108,077	180,005	31,664	319,746
Joseph E. Reece	—	74,999	1,394	76,393
Stephen R. Sleigh	—	74,999	1,394	76,393
(1)Robert S. Chambers, our CEO, is not included in the above table as he was an employee of the Company in 2025 and did not receive compensation for services as a Director. All compensation paid to Mr. Chambers by the Company is reflected in the Summary Compensation Table in this Proxy Statement.
(2)Amounts as applicable reflect annual cash retainers, committee chair fees and committee fees in each case earned during 2025 for services rendered during the year.
(3)Reflects the aggregate grant date fair value of the restricted stock units or operating profit units awarded as computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 14 (“Stock-Based Compensation”) of the consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Annual Report on Form 10-K”). Messrs. Reece and Sleigh received prorated awards based on their respective appointment dates to the Board in December of 2025.
(4)Amounts reflect payments earned in 2025, not necessarily paid during the year, for the dividend equivalents on RSUs awarded under the 2010 Equity Incentive Plan for Mr. Alburger, dividend equivalents on RSUs awarded under the 2017 Equity Incentive Plan for Ms. Barrett and Ms. Kohn, and distributions on the OP Units awarded for all the Directors.

BOARD STRUCTURE, LEADERSHIP AND RISK MANAGEMENT
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include the following:
•All of our Directors (except our CEO) are “independent” in accordance with NYSE listing standards;
•Each of our Audit, Compensation and Nominating and Corporate Governance Committees is composed entirely of Directors who are “independent” in accordance with NYSE listing standards;
•Our independent Directors meet regularly in executive session without the presence of management;
•Our Board is not classified and each of our Directors is subject to re-election annually;
•We utilize a majority vote standard in Director elections;
•Three of our Directors serving on our Audit Committee qualify as “audit committee financial experts” as defined by the SEC; and
•We have opted out of the Maryland business combination and control share acquisition statutes, and in the future will not opt in without the affirmative vote of at least a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of Directors.
In recognition of the differences between the roles of Chairman of the Board and Chief Executive Officer, the two roles are separated. The Board is chaired currently by Mr. Patterson, and Mr. Chambers serves as our principal executive officer. Our Board believes that separating the roles of chairman and principal executive officer provides us with strong independent governance and allows our principal executive officer to focus on the leadership and management of our business. Our Amended and Restated Bylaws (“Bylaws”) and corporate governance guidelines, however, provide us with the flexibility to consolidate these roles in the future, permitting the roles of chairman and principal executive officer to be filled by one individual. This provides our Board with flexibility to determine whether these two roles should be combined in the future based on our needs and our Board’s assessment of our leadership structure from time to time. In April 2026, the Nominating & Corporate Governance Committee of the Board met to discuss and reconfirmed its decision that Mr. Patterson is the right leader for the Board, after undertaking a review of various matters raised in a recent shareholder letter to the Board and in consultation with its regular outside securities and governance counsel. Our Board remains committed to the highest standards of corporate governance and will re-evaluate its leadership structure on an ongoing basis and may change the structure as circumstances warrant.
There are no material legal proceedings to which any Director, officer or affiliate of the Company, any stockholder of record or beneficial owner of more than 5% of the Company’s common stock, or any associate of any such Director, officer or affiliate of the Company is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.
Executive Sessions of Non-Management Directors
At meetings of the Board, our independent Directors regularly meet in executive session without management present. Board committees also regularly meet in executive session without management present. In the event of a special meeting, the independent Directors will meet in executive session if circumstances warrant.

Board Meetings
Our Board held six regularly scheduled and special meetings in 2025. The Directors attended numerous other meetings, conferences and working sessions supplementing the number of official meetings and acted by unanimous written consent five times during 2025. Each of our Directors attended in excess of 75% of the Board meetings and meetings of committees on which he or she served that were held during the period in 2025 that he or she served on the Board. Each Director is expected to attend the annual meetings of stockholders and all Directors then serving on the Board attended the 2025 Annual Meeting.
Director Share Ownership Guidelines
We have adopted stock ownership guidelines for our non-employee Directors, which require our non-employee Directors to hold common stock having a market value equal to or greater than five times their annual cash retainer (not including any additional committee retainers or Chairman of the Board retainers). Each of Messrs. Alburger, Fernandez, Neithercut, and Power and Ms. Barrett have achieved these share ownership requirements. We expect Messrs. Bass and Patterson and Ms. Kohn to meet the share ownership requirements by 2027, and Messrs. Reece and Sleigh will have until 2030 to meet these requirements. Any future non-employee Director will have five years from his or her election to the Board to meet these share ownership requirements.

BOARD COMMITTEES
Our Board has the following standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee. Each committee has the composition, duties and responsibilities set forth in its respective charter and summarized below and is comprised only of members who are “independent” in accordance with NYSE listing standards. Members serve on these committees until their resignations or until otherwise determined by our Board. The charter of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is available on our website at www.americold.com. In the future, the Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Committee Membership
	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Investment Committee
George J. Alburger, Jr.(1)	✓*		✓
Kelly H. Barrett	✓	✓
Robert L. Bass			✓	✓
Antonio F. Fernandez		✓*	✓	✓
Pamela K. Kohn	✓	✓
David J. Neithercut		✓		✓*
Mark R. Patterson			✓*
Andrew P. Power	✓			✓
Joseph E. Reece				✓
Stephen R. Sleigh	✓
# of 2025 Meetings	4	6	4	3
    *Committee Chair
(1) Mr. Alburger will not stand for re-election at the 2026 Annual Meeting.
Audit Committee
Our Board has adopted a written charter for our Audit Committee that complies with NYSE listing standards. The primary purpose of our Audit Committee is to assist the Board’s oversight of:
•The integrity of our financial statements;
•Our internal financial reporting and compliance with our financial, accounting and disclosure controls and procedures;
•The qualifications, engagement, compensation, independence and performance of our independent registered public accounting firm;
•Our independent registered public accounting firm’s annual audit of our financial statements and the approval of all audit and permissible non-audit services;
•The performance of our internal audit function;
•Our legal and regulatory compliance; and
•The reasonable prior review and approval of related party transactions.
Our Audit Committee is also responsible for overseeing the Company’s risk management efforts, which includes, among other things, oversight of cybersecurity risks. Management reports to the Committee on cybersecurity risks on a regular basis and the Committee reports to the Board at least quarterly.
Our Board has determined affirmatively that (i) each of Mr. Alburger, Ms. Barrett and Mr. Power qualifies as an “Audit Committee financial expert” as such term has been defined by the SEC in Item 407(d)(5) of Regulation S-K and (ii) each member of our Audit Committee is “financially literate” as that term is defined by NYSE listing standards and meets the definition for “independence” for the purposes of serving on our Audit Committee under NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Compensation Committee
Our Board has adopted a written charter for our Compensation Committee that complies with NYSE listing standards. The primary purposes of our Compensation Committee are to:
•    Set the overall compensation philosophy, strategy and policies for our executive officers and Directors;
•    Annually review and approve corporate goals and objectives relevant to the compensation of our CEO and other key associates and evaluate performance in light of those goals and objectives;
•    Review and determine the compensation of our Directors, CEO and other executive officers;
•    Make recommendations to our Board with respect to our incentive and equity-based compensation plans;
•    Review and approve employment agreements and other similar arrangements between us and our executive officers; and
•    Oversee the Company’s succession planning process.
Our Board has determined affirmatively that each member of our Compensation Committee meets the definition for “independence” for the purpose of serving on our Compensation Committee under applicable rules of the NYSE and each member of our Compensation Committee meets the definition of a “non-employee director” for the purpose of serving on our Compensation Committee under Rule 16b-3 of the Exchange Act.
Nominating and Corporate Governance Committee
Our Board has adopted a written charter for our Nominating and Corporate Governance Committee that complies with NYSE listing standards. The primary purposes of our Nominating and Corporate Governance Committee are to:
•    Recommend to our Board for approval the qualifications, qualities, skills and expertise required for Board membership;
•    Identify potential members of our Board consistent with the criteria approved by the Board and select and recommend to the Board the Director nominees for election at annual meetings of stockholders or to otherwise fill vacancies;
•    Evaluate and make recommendations regarding the structure, membership and governance of the Board and its committees;
•    Develop and make recommendations to our Board with regard to our corporate governance policies and principles, including development of a set of corporate governance guidelines and principles applicable to us;
•    Develop and oversee the Company’s environmental, social and governance (“ESG”) policies; and
•    Oversee the annual review of our Board’s performance, including committees of our Board.

Prior to each annual meeting at which Directors are to be elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee has found, in its judgment, to be well qualified and willing and able to serve. In the event of a vacancy on the Board, the Nominating and Corporate Governance Committee recommends to the Board for election by the Board to fill such vacancy, a prospective member that the Nominating and Corporate Governance Committee in the exercise of its judgment, has found to be well qualified and willing and able to serve.
The Nominating and Corporate Governance Committee seeks candidates who will combine a broad spectrum of backgrounds, experience, skills and expertise and who would make a significant contribution to the Board, Americold and our stockholders. Although we do not have a formal, written diversity policy, the Nominating and Corporate Governance Committee seeks a diverse group of director candidates, including with respect to diversity of professional and other experience, thought, gender, race, ethnicity, age and cultural background.
In addition, the Nominating and Corporate Governance Committee will consider director nominee recommendations received from stockholders and such recommendations will be subject to the same criteria as are candidates nominated by the Nominating and Corporate Governance Committee. For more information on how stockholders can nominate Director candidates, see “Corporate Governance - Stockholder Recommendation of Director Nominees” and “Additional Information - Stockholder Proposals.”
Our Board has determined affirmatively that each member of our Nominating and Corporate Governance Committee meets the definition of “independence” under NYSE listing standards.
Investment Committee
Our Board has adopted a written charter for our Investment Committee. The Investment Committee assists the Board in fulfilling its responsibilities relating to strategic planning, development opportunities, expansion opportunities and investments for the Company and its subsidiaries. The Investment Committee evaluates and oversees development and expansion opportunities, acquisitions and growth capital expenditures on behalf of the Company. The Investment Committee also considers the risks associated with specific transactions as a part of determining whether to recommend a particular transaction to the Board for approval, if required by the Company’s then current management protocols and approval matrix. Each member of the Investment Committee is independent.

CORPORATE GOVERNANCE
Governance Documents
The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters, along with the Corporate Governance Guidelines, Code of Business Conduct and Ethics and Supplier Code of Conduct adopted by the Board, are available on the Company’s website, www.americold.com on the “Investors – Governance” webpage. The 2025 Environmental, Social and Governance Report is available on our website under “About – Culture & Values – Sustainability.” In addition, these documents are available to any stockholder who requests a copy from our Investor Relations Department at 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, GA 30328, or by e-mail at investor.relations@americold.com. Any information on the Company’s website is not and should not be considered as a part of this Proxy Statement and is not incorporated herein by reference.
Board and Committee Evaluations
The Nominating and Corporate Governance Committee oversees the evaluation of the Board and committees. As a general rule, the Board and each committee conducts an annual self-evaluation by means of written questionnaires completed by each member of the Board and each committee member. The responses are summarized and provided to the Board and each committee in order to facilitate discussion and examination of the effectiveness of the Board, each committee, each individual Director, the structure of the Board and committees and areas for improvement. The Nominating and Corporate Governance Committee establishes the evaluation process and may determine to utilize an independent third-party evaluation process from time to time in the future.
Communications by Stockholders and Other Interested Parties
Stockholders of the Company and other interested parties may send communications to the Board as a whole or to its non-management members as a group. Communications to the Board should be addressed to the “Board of Directors”. The communication should be further addressed “c/o Americold Realty Trust, Inc., 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, Georgia 30328 to the attention of the Office of the Chief Legal & People Officer”.
The Board may not be able to respond directly to stockholder inquiries and, as a result, the Board has developed a process to aid it in managing stockholder inquiries.
As a general rule, the Chief Legal & People Officer and Secretary will review stockholder inquiries in the normal performance of his or her duties and forward such correspondence to the Board or non-management Directors periodically. The Board, in fulfilling its responsibilities, oversees the management of the Company and it does not participate in day-to-day management functions or business operations. Accordingly, it may not be in the best position to respond to inquiries concerning these matters. Inquiries unrelated to the duties and responsibilities of the Board will not be forwarded to the Chairman or any other member of the Board.
Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and will be made available to any member of the Board upon request. The Board grants to the Chief Legal & People Officer and Secretary discretion to decide what correspondence will be shared with management, and communications with respect to personnel issues may be shared with the human resources department.

Stockholder Recommendation of Director Nominees
The Nominating and Corporate Governance Committee will consider director nominees nominated by stockholders. In addition, our Bylaws provide a proxy access right that permits a stockholder who has beneficially owned 3% or more of the Company’s common stock continuously for a least 3 years, or a group of up to 20 stockholders holding 3% or more of the Company’s common stock in the aggregate and each of whom has owned such stock continuously for a least 3 years, to submit nominations for directors via the Company’s proxy materials for up to 20% of the directors then serving on the Board. To nominate a director, the nominating stockholder or group of stockholders must submit to the Secretary of the Company at the principal executive offices of the Company all of the information specified in our Bylaws. This submission must be made no earlier than the 150th day nor later than 5:00 p.m. Eastern Time on the 120th day prior to the first anniversary of the date of the proxy materials for the prior year’s annual meeting of stockholders; for the 2027 Annual Meeting after November 9, 2026 and before December 9, 2026. In addition, the submitting stockholder or group must provide any supplemental information requested by the Nominating and Corporate Governance Committee and the proposed nominee must make himself or herself available to be interviewed by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider all director candidates submitted to it pursuant to these procedures; provided, however, that the Nominating and Corporate Governance Committee will not consider any director candidate if the candidate’s candidacy or, if elected, Board membership would violate applicable state or federal law. In addition to meeting the requirements under our Bylaws, in order to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2026 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act by March 19, 2027.
Risk Oversight
Our Board is responsible for overseeing our risk management process. Our Board and its committees have adopted policies and processes that foster effective Board oversight of critical matters such as strategy, risk management, including cybersecurity, financial and other controls, environmental, social and governance considerations, compliance and management succession planning. Our Board focuses on our general risk management strategy and the most significant risks facing us, and it ensures that appropriate risk mitigation strategies are implemented by management. Our Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
Our Board delegates to our Audit Committee oversight of our risk management process. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.
The Compensation Committee reviews the executive compensation program, including an assessment of risk, with the assistance of an outside compensation consultant. For a more detailed discussion, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.
Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, cybersecurity, compliance and reporting levels.

Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to all of our associates, including our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that Code is available on our corporate website at www.americold.com. Any amendments to the Code of Business Conduct and Ethics or waivers of the Code for any of our Directors, executive officers or officers will be posted on our corporate website promptly following the date of such amendment or waiver.
Insider Trading Policy
The Company’s Insider Trading Policy (the “Insider Trading Policy”) governs the purchase, sale and other disposition of Company securities by our directors, officers, and employees. We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and NYSE listing standards. A copy of our Insider Trading Policy was filed with the SEC on February 26, 2026 as Exhibit 19.1 to our Annual Report on Form 10-K.
Human Rights Statement
We have adopted a Human Rights Statement applicable to all of our associates and third parties with whom we do business. The Human Rights Statement conforms to the United Nations Principles on Business and Human Rights and the United Nations Universal Declaration of Human Rights. A copy of that Statement is available on our corporate website at www.americold.com.
Supplier Code of Conduct
We have adopted a Supplier Code of Conduct applicable to all of our suppliers, their employees, agents, and subcontractors while conducting business with or on behalf of the Company. A copy of the Supplier Code of Conduct is available on our corporate website at www.americold.com.
Management Succession
The Board oversees the recruitment, development and retention of executive talent and plans for the succession of the CEO and other members of the Company’s senior management team. The Board has regular and direct exposure to the senior leadership of the Company. The Compensation Committee oversees the succession planning process.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past year has served, on the compensation committee or board of directors of any other company of which any members of our Compensation Committee or any of our Directors is an executive officer.
Other Directorships
Our Directors are prohibited from serving on more than five public company boards, including ours, with consideration given to their public company leadership roles and outside commitments. The Board conducts a review annually and has affirmed that all Directors are in compliance.

Investor Outreach
We believe that the relationship with our stockholders and investors is critical to our success. We value the opinions and input of our investors and regularly engage in participatory events and investor conferences. During 2025, we participated in multiple investor conferences, meeting with numerous current and prospective investors in separate meetings.
Corporate Governance Highlights
Good governance is key to building our business long-term. By ensuring strong oversight at all levels of the Company, we continue to build on our strong foundation, creating value for our stockholders and supporting sustained financial and operating performance.
We are committed to maintaining strong governance practices, and we believe that the Company has created a stockholder-friendly corporate governance structure that we believe aligns our interests with the interests of our stockholders as highlighted below:
•All of the members (except the CEO) of our Board are independent
•The roles of Chairman and CEO are separated
•Each member of our Audit, Compensation, Nominating and Corporate Governance, and Investment Committees is independent
•Three members of our Audit Committee are financial experts and each member is financially literate
•Our Board contains a diverse mix of gender, geography, backgrounds, skill set, tenure and experience
•The Company does not have a classified board; each member of the Board stands for election every year
•The Company’s bylaws provide for proxy access by stockholders meeting specified criteria
•Directors are elected under a majority vote standard
•The Company has elected to opt out of the Maryland business combination statute and control share acquisition statute
•The Company has no stockholder rights plan or poison pill provision
•Our Board holds executive sessions of independent Directors
•Our Board conducts annual Board and committee self-evaluations
•Our Board has established codes of conduct for Directors, executives, associates and suppliers
•The Company has established Director and executive stock ownership and holding requirements
•Directors and executives are prohibited from pledging or hedging our common stock
•The Company’s 2025 ESG Report can be seen on our website: www.americold.com under the “About – Culture & Values – Sustainability.”

ENVIRONMENTAL STEWARDSHIP, SOCIAL RESPONSIBILITY AND GOVERNANCE
Sustainability Highlights

Corporate responsibility and sustainability are key elements of the Americold’s global strategy and are integral to its goal of acting as a responsible corporate citizen. While Americold is focused on its financial results and the creation of stockholder value, we are also committed to achieving these results in a way that respects the environment, our customers, our associates and the local communities in which we operate and in which our associates live. We believe that a sustainable future is essential to ensuring the health and well-being of our people, the users of our services and the communities that we touch.

The Board of Directors recognizes that environmental, social, and governance (“ESG”) matters may affect Americold’s long‑term business performance, risk profile, and stakeholder relationships. Oversight of ESG‑related matters is integrated into the Company’s governance framework, with the Board, through its Nominating and Corporate Governance Committee, overseeing Americold’s approach to sustainability, climate‑related considerations, workforce matters, ethics and compliance, and stakeholder engagement. Management provides periodic updates to the Board regarding ESG‑related risks, initiatives, and governance practices.

The Company’s 2025 Sustainability Report can be found on the Company’s website at www.americold.com under “About Us - Sustainability/ESG” and contains additional information about our ESG programs. The Sustainability Report is not incorporated by reference into this Proxy Statement.

We are a vital member of the food supply chain. Food safety, food security and minimizing food waste are key aspects of our business purpose. Every Americold facility follows global food safety and quality standards. Our programs include strict temperature control, cleaning and sanitation, allergen control, preventive and proactive maintenance and pest control, all aimed at ensuring the quality and safety of food in our care and prevention of food waste. We constantly seek to balance the needs of our customers with regulatory compliance and the requirements of the Global Food Safety Initiative.

Management evaluates food safety, quality, and operational resilience as part of the Company’s overall risk management and operational planning processes, and the Board receives updates on material matters related to food safety and service reliability.

The operation of temperature-controlled warehouses is an energy-intensive enterprise. We seek to provide value to society and to our business by strategically focusing on energy efficiency and operational performance. We maintain a portfolio of facilities with various energy‑efficiency, sustainability, and recognition certifications and participate in industry programs designed to promote energy management excellence.

As of 2025, twenty of Americold’s facilities in the United States have received ENERGY STAR® certification from the U.S. Environmental Protection Agency (EPA). Americold is also recognized by the Global Cold Chain Alliance (GCCA) as a leading cold storage logistics provider achieving Energy Excellence, with 213 facilities awarded Gold or Silver status under the GCCA Energy Excellence Recognition Program based on the 2024 certification cycle; 2025 certification results were not yet available as of the time of this disclosure. In addition, in 2025, 41 facilities received Certified Sustainable Property (CSP) certification from the Institute of Real Estate Management (IREM). Americold has also been recognized as a Food Logistics Top 3PL & Cold Storage Provider and received awards including the Inbound Logistics G75 Green Supply Chain Partner designation, and designation as a GRESB 2025 Sector Leader (Industrial, Americas).

Americold seeks solutions to reduce our environmental footprint to preserve our natural resources, reduce waste and conserve energy through our utilization of energy-efficient equipment and processes, energy generating systems, demand response programs, real-time energy monitoring and metering and rainwater harvesting to reduce demand on municipal water systems. By focusing on environmental efficiency through the implementation of cost-effective designs in our development of new properties, expansions, upgrades of existing facilities, and our increasing use of renewable energy, we are able to reduce our energy costs, deliver products and services which help us attract and retain customers and generate cash flow while reducing operational risk.

Americold launched its long-term solar strategy in 2013. As of the end of 2025, our solar projects supplied power to thirty four Americold facilities, generating approximately 30,822 MWh annually. In 2025, we completed construction on 7 new solar installations and have an additional 11 solar projects currently under construction. Additionally, 46 Americold facilities operated as Scope 2 carbon-free, sourcing 100% renewable energy from solar, wind, nuclear, and hydro-power. These facilities are associated with an estimated annual usage of 300,522 MWh of carbon-free power. We utilize natural gas fuel cells at two of our facilities and continue to evaluate additional sites for other opportunities. We also have one anaerobic digestion operation that provides 100% of its facility’s electrical needs on a normal winter day and about 70% on a summer day.

We have made significant progress on replacing less efficient metal halide and florescent lighting systems with motion-activated LED lighting to further reduce our kWh usage. We converted 10 facilities warehouse areas to more energy efficient lighting during 2025, bringing the total to 156 facilities with 100% energy efficient lighting in the warehouse areas. In 2025, Americold invested more than $23 million in twenty-five individual sustainability projects.

We continue to evaluate and deploy energy efficient technologies and processes, including, among others, anaerobic digestion to create renewable energy, solar and wind, in our facilities to utilize energy more efficiently, thereby reducing our energy costs and the impact of our operations on the environment. Our internal Energy Awards Program incentivizes our local teams to be accountable for their energy usage. This program provides a mechanism through which management and our Board can monitor progress against our strategic sustainability goals and manage associated risks.

Social Responsibility

We are committed to supporting the communities in which we live and work, recognizing that strong community relationships are integral to our business purpose and long‑term success. Because location is critical to our operations, we seek to foster constructive, collaborative relationships in the communities where our facilities are located. Through volunteerism, charitable giving, and local engagement, we aim to build relationships that benefit our associates, our customers, and our shareholders.

We support a range of charitable contribution programs at both the corporate and local site levels, including partnerships focused on food security and community well‑being. Among these efforts is our long‑standing partnership with Feed the Children, which reflects our role in the global food supply chain and our commitment to addressing hunger in the communities we serve.

We also place a strong emphasis on human capital management. We focus on fostering a diverse and inclusive workforce and on supporting associate development through training, learning, and leadership programs. These efforts help attract, develop, and retain talent while supporting workplace safety, engagement, and operational excellence. Our training and development offerings include Americold University in Oracle with LinkedIn Learning integration, which is designed to build skills and capabilities across our organization.

Additional information regarding Americold’s social initiatives, community engagement programs, and human capital practices is available in the Company’s 2025 Sustainability (ESG) Report, which can be found on our website at www.americold.com under “About Us – Sustainability/ESG.” The Sustainability Report is not incorporated by reference into this Proxy Statement.

INFORMATION REGARDING EXECUTIVE OFFICERS
The following table sets forth certain information regarding our current executive officers as of April 8, 2026. There are no family relationships among any of our executive officers.

Name	Age	Position(s)
Robert S. Chambers	43	Chief Executive Officer and Director
M. Bryan Verbarendse	53	President - Americas
Richard C. Winnall	52	President - International
Nathan H. Harwell	50	Chief Legal & People Officer, Executive Vice President and Secretary
R. Scott Henderson	48	Chief Investment Officer and Executive Vice President
Michael Spires	59	Chief Information Officer and Executive Vice President
Christopher J. Papa	60	Chief Financial Officer and Executive Vice President
Robert E. Harris, Jr.	50	Chief Accounting Officer and Senior Vice President
Robert S. Chambers
See “Information Regarding The Nominees” for biographical information regarding Mr. Chambers.
M. Bryan Verbarendse
Mr. Verbarendse was named President, Americas in June 2025, having served as Executive Vice President & Chief Operating Officer, Americas since August 2023. He has over 31 years of experience in the retail and wholesale grocery supply chain industry. Mr. Verbarendse is responsible for leading Americold’s business development and operations across North and South America. Prior to joining the Americold, he served in leadership positions with Albertsons Companies Inc. (NYSE:ACI) including General Manager (2015-2018), Group Vice President of Distribution (2018-2019), and finally as Senior Vice President of Distribution and Replenishment from June 2019 to August 2023. Prior to Albertsons Companies, Mr. Verbarendse served in a variety of roles with Supervalu Inc. (acquired by NYSE: UNFI), including General Manager and a variety of operations roles from 2006 to 2015. In addition, he served in a variety of positions with Albertsons Inc. from February of 1992 to June of 2006, finally as Manager of Network Optimization. Mr. Verbarendse holds a BBA from Boise State University.
Richard Winnall
Mr. Winnall was named President, International on January 3, 2024, having served as Chief Operating Officer, International since August 2022. He joined Americold in January of 2019 as the Managing Director, International and held the role of Managing Director, Asia Pacific and Latin America prior to his appointment as Chief Operating Officer, International. Mr. Winnall is responsible for leading Americold’s International operations and critical support functions to enable the organization to drive efficiency and provide best-in-class service to customers. Mr. Winnall has deep executive experience within some of the largest logistics companies in the world, having previously served at DHL Supply Chain (DPDHL Group) in Asia Pacific and Europe, Middle East & Africa, and Linfox in the Asia Pacific region. He holds a Master of Science Management, Intermodal Transport from the University of Denver, Colorado, and a Master of International Business from Swinburne University, Melbourne, and is a graduate of the GAICD International Company Directors Program.
Nathan H. Harwell
Mr. Harwell has served as our Executive Vice President, Chief Legal & People Officer, and Secretary since December 2025, where he is responsible for managing and overseeing our global Legal, Compliance, Risk

Management, and People functions and providing strategic leadership and coordination of legal matters. Mr. Harwell previously served as the Company’s Executive Vice President, Chief Legal Officer and Secretary from September 2023 until December 2025. Before joining our team, Mr. Harwell served as Executive Vice President, Chief Legal Officer, and Secretary at U.S. Xpress Enterprises, Inc., one of the nation’s largest trucking and logistics companies from January 2020 to July 2023. Prior to his time at U.S. Xpress, Mr. Harwell served as General Counsel and Corporate Secretary at Rinnai America Corporation, a brand of commercial and home tankless water heaters, from September 2005 to January 2020, where he also served on the Board of Directors. Mr. Harwell has more than 20 years of in-house legal and executive leadership experience across Fortune 100 and privately held companies in supply chain, transportation, medical devices, and manufacturing. Mr. Harwell is a graduate of Carson-Newman College and received his Juris Doctor, cum laude, from the Walter F. George School of Law at Mercer University.
R. Scott Henderson
Mr. Henderson was appointed Executive Vice President and Chief Investment Officer in March 2023, after serving as Senior Vice President, Capital Markets, Treasury and Investor Relations since joining the company in 2018. Mr. Henderson is responsible for leading Americold’s investment and other capital allocation activities. He has deep experience across capital markets, M&A, corporate finance and investor relations. Mr. Henderson has more than 19 years of experience in the REIT and real estate industry, including with DDR Corp., STAG Industrial and REIT finance at Citizens Bank. Mr. Henderson holds a BSBA from Washington University in St. Louis and an MBA from Columbia Business School.
Michael Spires
Mr. Spires joined the Company as interim Chief Information Officer in December 2022 and was appointed Executive Vice President and Chief Information Officer in July 2023. He is responsible for global information technology and leads Americold’s IT team to provide customers with the highest level of systems security and leading-edge supply chain technologies to support their businesses. Mr. Spires brings over 20 years of executive-level technology leadership experience to Americold, having previously served in senior roles at The Hackett Group from 2017 to 2023, Cognizant Technology Solutions (NASDAQ: CTSH) from 2011 to 2017, and Booz Allen Hamilton from 2004 to 2009. Mr. Spires also served as an operations and strategy leader at Sears Logistics and Best Buy Co, Inc. (NYSE:BBY). Mr. Spires holds an MBA from the University of Chicago and a BS in Finance from Bradley University.
Christopher J. Papa
Mr. Papa joined the Company as Chief Financial Officer in February 2026. Before joining the Company, Mr. Papa served as Executive Vice President and Chief Financial Officer of CenterPoint Properties, from August 2020 to January 2026, where he led financial operations, reporting, information technology, and human resources. Mr. Papa also serves on the Board of Directors of Veris Residential, Inc. (NYSE:VRE). From June 2016 to February 2020, Mr. Papa served as Executive Vice President & Chief Financial Officer of Liberty Property Trust. From December 2003 to May 2016, Mr. Papa served as Executive Vice President & Chief Financial Officer of Post Properties, Inc. Earlier in his career, he spent 15 years in public accounting with BDO Seidman LLP and Arthur Andersen LLP, advising multifamily and commercial real estate clients on audit, tax, and complex transactions including mergers, acquisitions, and public offerings. Mr. Papa is a Certified Public Accountant and received his Bachelor of Science in Accounting from Clemson University.

Robert E. Harris, Jr.
Mr. Harris has served as our Chief Accounting Officer and Senior Vice President since March 2024. He joined Americold as Vice President and Corporate Controller in January 2014. He has led the Accounting function through a successful IPO, adoption of the public company provisions of the Sarbanes-Oxley Act, and the integration of several domestic and multi-national acquisitions. Prior to joining Americold, he served as Vice President of Finance and Chief Accounting Officer for Aptean (f/k/a CDC Software, NASDAQ: CDCS). Prior to that, he was a Senior Manager in the Audit and Assurance practice at PricewaterhouseCoopers. Mr. Harris is a Certified Public Accountant with over 25 years of experience in accounting and finance and holds a bachelor’s degree in Accountancy from Auburn University.

PROPOSAL 2 – ADVISORY VOTE ON THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders are entitled to vote at the Annual Meeting to approve, on an advisory basis, the compensation of the Company’s Named Executive Offices (“NEOs”) as disclosed in this Proxy Statement pursuant to the rules of the SEC. This stockholder vote on the compensation of our NEOs is an advisory recommendation only and is not binding on the Company, our Board or our Compensation Committee. At last year’s annual meeting, over 76% of the votes cast were cast to approve executive compensation.
Below are summaries of executive compensation highlights from 2025, which the Board believes support a vote in favor of the Say-On-Pay proposal.
2025 Executive Compensation Highlights
As described more fully in the “Compensation Discussion and Analysis” of this Proxy Statement, our executive compensation program is designed to reward superior corporate performance as well as individual NEO contributions to the Company’s annual and long-term goals.
In support of those goals, we:
•Pay for performance;
•Include both annual cash incentives and long-term incentives to balance our performance;
•Seek to align our compensation program with the interests of our stockholders; and
•Target above-budget performance and set aggressive goals.
The Board is asking our stockholders to vote in favor of our NEO compensation as described in this Proxy Statement. This Say-On-Pay proposal allows our stockholders to express their opinion with respect to our NEOs’ compensation. However, this vote is not intended to focus on any particular item of compensation but is rather intended to address the overall compensation of our NEOs and the philosophy, policies, and practices underlying the compensation of our NEOs as described in this Proxy Statement. The vote is advisory only, and not binding on the Company, the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for the overall design and administration of our executive compensation program, and the Board as a whole, value the opinion of our stockholders as expressed in this Say-On-Pay vote. The outcome of this vote will be considered in future compensation decisions.
Therefore, we ask that the stockholders vote “FOR” the following resolution:
“RESOLVED, that the stockholders of Americold Realty Trust, Inc. approve, on a non-binding, advisory basis, the compensation of the named executive officers as described in the Company’s Proxy Statement for its 2026 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, which included the ‘Compensation Discussion and Analysis’ and the compensation tables and the narrative discussion that accompanies the compensation tables.”
Recommendation of the Board
The Board unanimously recommends a vote “FOR” the advisory resolution approving the compensation of our Named Executive Officers.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, and the Board has directed that the Company submit the appointment of Ernst & Young LLP for ratification by the stockholders at the Annual Meeting. This vote is to ratify prior action by the Audit Committee and will not be binding on the Audit Committee. However, the Audit Committee may reconsider its prior appointment or consider the results of this vote when it determines to appoint the Company’s independent auditors in the future.
The Audit Committee is responsible for the appointment, retention, compensation and oversight of the Company’s independent auditors for the purpose of conducting annual audits, issuing audit reports and performing reviews and other services. The independent auditors report directly to the Audit Committee and the Audit Committee meets in executive session with the independent auditors at each regular Audit Committee meeting.
The Audit Committee evaluates the performance of the independent auditors each year and determines whether to retain the current auditors or to consider other audit firms. As a part of this evaluation, the Audit Committee considers the quality and efficiency of the services provided and the firm's knowledge and expertise in the Company’s industry. Based on this evaluation, the Audit Committee appointed Ernst & Young LLP to serve as the Company’s independent public accounting firm for the year ending December 31, 2026. Ernst & Young LLP has audited the financial statements of the Company and its subsidiaries since 2010.
The Audit Committee is ultimately responsible for negotiation of the audit fees associated with the services performed by its independent auditors. The fees we paid to Ernst & Young LLP in 2024 and 2025 are presented in the table on the following page.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement should they wish to do so. The representatives are expected to be available to respond to appropriate questions from stockholders.
Recommendation of the Board
The Board unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent, registered public accounting firm for 2026

Fees Billed to the Company by Ernst & Young LLP
Ernst & Young LLP served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2025 and 2024. During 2025 and 2024, the aggregate fees for services provided by Ernst & Young LLP in the following categories were as follows:

	2025	2024
Audit Fees(1)	$9,543,783	$9,860,843
Audit-Related Fees(2)	$615,363	$1,516,007
Tax Fees(3)	$3,152,071	$2,987,240
Total Fees	$13,311,217	$14,364,090
(1)    Audit Fees consisted primarily of fees for audits of the Company’s annual consolidated financial statements and required statutory audits, the reviews of quarterly financial statements and internal control over financial reporting and registration statement related services performed pursuant to SEC filing requirements.
(2)    Audit-Related Fees consisted of fees for financial statement compilation and reporting services performed in connection with statutory and regulatory requirements in certain jurisdictions, pre-implementation services for project Orion, financial due diligence in connection with acquisitions and other related potential transactions.
(3)Tax Fees consisted of fees related to tax compliance services, acquisition tax due diligence and structuring, tax planning and transfer pricing services.

Pre-Approval of Services
Pursuant to its Policy for Pre-Approval of Independent Auditor Services, the Audit Committee pre-approves all audit and permissible non-audit services proposed to be performed by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is required in order to assure that the provision of such services is consistent with the SEC’s rules on auditor independence. The policy provides for general pre-approval of certain specified services and specific pre-approval of all other permitted services and proposed services exceeding pre-approved cost levels. The policy authorizes the Audit Committee to delegate pre-approval authority with respect to permitted services to one or more of its members. Any member or members to whom authority is delegated must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board oversees the financial reporting process of the Company, on behalf of the Board, consistent with the Audit Committee’s written charter. Management has the primary responsibility for preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the Company’s system of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management. The Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, the Company’s audited financial statements as of and for the year ended December 31, 2025. Prior to the commencement of the audit, the Audit Committee discussed with the Company’s management and independent registered public accounting firm the overall scope and plan for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations and reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.
In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board and the SEC. The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from the Company and considered the compatibility of non-audit services with its independence.
Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC.
The foregoing report has been furnished by the Audit Committee as of February 17, 2026.
George J. Alburger, Jr., Chair
Kelly H. Barrett
Pamela K. Kohn
Andrew P. Power
Stephen R. Sleigh
The information contained in this Audit Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC, subject to Regulation 14A or 14C, or the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

PROPOSAL 4 – ADVISORY VOTE ON STOCKHOLDER PROPOSAL REGARDING DIRECTOR REMOVAL WITH OR WITHOUT CAUSE
The Company received the following proposal from the Comptroller of the City of New York (the “Proponent”), One Centre Street, 8th Floor North, New York, NY 10007, as custodian and a trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Board of Education Retirement System (individually a “System,” collectively the “Systems”). The Proponent’s proposed resolution and supporting statement are reproduced verbatim below. The Proponent is responsible for the content of this proposal, for which the Company and our Board of Directors do not accept any responsibility. The Proponent has represented to the Company that each System is the beneficial owner of at least $25,000 in market value of the Company’s securities entitled to vote on the shareholder proposal and have held such stock continuously for at least one year.

Shareholder Proposal
Resolved
Shareholders request that the Americold Realty Trust, Inc. (“Americold”) Board of Directors take the necessary steps to amend Americold's governing documents to allow shareholders to remove directors, with or without cause, by a simple majority of votes cast.
Supporting Statement
Americold’s current rules-allowing director removal only “for cause” and requiring two-thirds of outstanding shares-entrench the board and limit shareholder accountability.
The definition of “cause” is extremely narrow, effectively shielding directors from consequences even for poor performance or other valid concerns. Under Americold's Articles of Incorporation, “cause” is defined so narrowly-solely “conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty”-that it effectively immunizes directors from accountability and strips shareholders of any meaningful ability to hold the board responsible for performance or conduct deficiencies.
Shareholders of public companies are generally entitled to remove directors with or without cause, except in the case of a classified board. This right is supported by many institutional investors, as well as by the two leading independent proxy advisors, ISS and Glass Lewis. It is further endorsed by major investor and governance organizations, including the U.S. Council of Institutional Investors (CII) and International Corporate Governance Network (ICGN). These leading governance organizations recognize restrictive removal provisions as board-entrenching mechanisms that undermine fundamental accountability.
While Maryland law permits such restrictive provisions, it does not mandate them. Americold's framework is plainly out of step with prevailing expectations of board responsiveness and modern governance norms.
There are numerous legitimate grounds for director removal that do not constitute “cause,” under Americold’s Articles of Incorporation, including inadequate performance, skills refreshment, problematic conduct, poor attendance, or health issues. In PWC's 2025 Annual Corporate Directors Survey, 55% of over 600 public company directors surveyed believed at least one fellow board member should be replaced.
This concern is magnified by Americold’s negative one-, three-, and five-year total shareholder returns.
Amending the Articles of Incorporation to allow removal with or without cause by a simple majority of votes cast would align Americold with leading governance practices and demonstrate an unequivocal commitment to the principle that directors serve at the pleasure of shareholders.
Vote For this Proposal.

Recommendation of the Board
The Board unanimously recommends a vote “AGAINST” the resolution approving, on a non-binding, advisory basis, the amendment of the Company’s governing documents to allow shareholders to remove directors, with or without cause, by a simple majority of votes cast.
The Board believes a stockholder’s existing ability to remove Board members, with or without cause on an annual basis, affords stockholders appropriate rights and mechanisms to hold Board members accountable.
Pursuant to both Maryland law and the Company’s bylaws, at each Annual Meeting of Stockholders, each stockholder has the opportunity to vote against the election of any Board member nominee, with or without cause. In addition, in accordance with applicable laws, in order to enable stockholders to appropriately evaluate individual Board members, as well as the overall composition of the Board, the Company distributes information in the proxy statement for each Annual Meeting about the background, experience, independence, and other qualifications of each Board member nominee. The proxy statement also informs stockholders of the role of the Board and its committees in overseeing the performance of the Company’s management. This information enables stockholders to annually submit an informed vote on the merits of individual Board members. As discussed further below, stockholders’ rights are further protected by their ability between annual meetings, to vote to remove any or all Board members “for cause.”
The Board believes the requirement that, between annual meetings, Board members may only be removed “for cause” supports stable, informed oversight and is in the best interests of stockholders.
Stockholders’ ability to remove members of the Board only “for cause” between annual meetings provides and promotes stability and continuity of the Board, which in turn allows the Company and its stockholders to realize the benefits associated with a group of Board members whose collective experience with the Company and in-depth knowledge of the Company’s business and strategies contribute to the Board’s ability to effectively exercise its fiduciary duties. The Board believes experienced Board members are well positioned to focus on the long-term interests of the Company, particularly (as discussed further below) if their time and attention are not diverted by the threat of unfounded appeals for their removal.
The Board believes that adoption of this proposal could lead to distractions and disruptions associated with Board member removal campaigns that are not in the best interests of stockholders.
The Board believes stockholders’ ability to remove any or all Board members without cause has the potential to create Board and management instability and uncertainty and distract the Company and its Board members from advancing the interests of the Company’s stockholders. For example, adoption of this proposal could subject the Company and the Board to unfounded removal campaigns or attract investors who are not aligned with the interests of all stockholders. Any of these events could unnecessarily divert the Board’s, as well as management’s, attention. The Board believes a requirement that removal between annual meetings only be for cause reduces the Company’s vulnerability to such disruption.
The Board believes the Company’s existing governance practices provide effective means for stockholders and independent directors to monitor and oversee the Board’s overall effectiveness, as well as the performance of individual Board members, as evidenced by the recent appointment of two independent directors to the Board pursuant to a cooperation agreement with a stockholder.
The Board’s Nominating and Corporate Governance Committee, which consists solely of independent directors, is responsible for recommending a slate of nominees for election as directors at the annual meeting of stockholders and identifying and recommending candidates to fill vacancies between annual meetings. The independent Nominating and Corporate Governance Committee also (i) oversees the annual review of our Board’s performance, including committees of our Board, (ii) makes recommendations regarding the structure, membership and governance of the Board and its committees, (iii) recommends to our Board for approval the qualifications, qualities, skills and expertise required for Board membership, (iv) develops and makes recommendations to our Board with regard to our corporate governance policies and principles and (v) develops and oversees the Company’s ESG policies.
Furthermore, we are committed to maintaining strong governance practices, and we believe that the Company has created a stockholder-friendly corporate governance structure that we believe aligns our interests with the interests of our stockholders as highlighted below:
•All of the members (except the CEO) of our Board are independent
•The roles of Chairman and CEO are separated
•Each member of our Audit, Compensation, Nominating and Corporate Governance, and Investment Committees is independent
•Three members of our Audit Committee are financial experts and each member is financially literate
•Our Board contains a diverse mix of gender, geography, backgrounds, skill set, tenure and experience
•The Company does not have a classified board; each member of the Board stands for election every year
•The Company’s bylaws provide for proxy access by stockholders meeting specified criteria
•Directors are elected under a majority vote standard
•The Company has elected to opt out of the Maryland business combination statute and control share acquisition statute
•The Company has no stockholder rights plan or poison pill provision
•Our Board holds executive sessions of independent Directors
•Our Board conducts annual Board and committee self-evaluations
•Our Board has established codes of conduct for Directors, executives, associates and suppliers
•The Company has established Director and executive stock ownership and holding requirements
•Directors and executives are prohibited from pledging or hedging our common stock
•The Company’s 2025 ESG Report can be seen on our website: www.americold.com under the “About Us - Sustainability/ESG.”
In the exercise of its fiduciary duties under Maryland law, the Board will continue to evaluate governance standards and practices and will consider whether changes should be made to the Company’s current policies and practices. The Board believes, however, that implementation of this proposal would not be in the Company’s or its stockholders’ best interests at this time.
Vote AGAINST this Proposal

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
The following table sets forth information as of April 1, 2026 regarding the beneficial ownership of our common stock by each person known by us to beneficially own 5% or more of our outstanding common shares, each of our Directors and NEOs, and all of our Directors and executive officers as a group.
Beneficial ownership for purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof or to dispose or direct the disposition thereof, or has the right to acquire any such powers within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be the beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise set forth below, the address of each beneficial owner is c/o Americold Realty Trust, Inc., 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, GA 30328.

	Number of common shares beneficially owned	Percentage of common shares beneficially owned
5% stockholders:
Fuller & Thaler Asset Management(1)	17,295,173	6.1%
BlackRock Fund Advisors(2)	18,784,934	6.6%
Named executive officers and Directors:
Robert S. Chambers(3)	103,146	*
George F. Chappelle Jr.(3)	308,557	*
Jay Wells (3)	32,576	*
M. Bryan Verbarendse(3)	38,338	*
Richard C. Winnall(4)	57,185	*
Nathan H. Harwell (3)	12,948	*
George J. Alburger, Jr.(5)	98,854	*
Kelly H. Barrett(6)	46,007	*
Robert L. Bass(7)	30,151	*
Antonio F. Fernandez(8)	37,007	*
Pamela K. Kohn(9)	30,151	*
David J. Neithercut(10)	37,007	*
Mark R. Patterson(11)	66,372	*
Andrew P. Power(12)	51,964	*
Joseph E. Reece (13)	16,063	*
Stephen R. Sleigh (14)	6,063	*
All current executive officers and Directors as a group (19 persons)	1,033,507	*

* Indicates beneficial ownership of less than 1% of our outstanding common shares.
(1) Based solely on information contained in a Form 13G filed by Fuller & Thaler Asset Management, Inc. (“Fuller & Thaler”) with the SEC on February 17, 2026. Fuller & Thaler has sole voting power with respect to 17,060,767.89 shares and sole dispositive power with respect to 17,295,172.89 shares. The address of Fuller & Thaler is 411 Borel Avenue, Suite 300, San Mateo, CA 94402.

(2) Based solely on information contained in a Form 13G/A filed by Blackrock, Inc. (“Blackrock”) with the SEC on January 29, 2024. Blackrock is the parent of various subsidiaries that hold, in the aggregate, 18,784,934 shares. Of the shares held by Blackrock, it has sole voting power with respect to 17,791,837 shares and sole dispositive power with respect to 18,784,934 shares. The address of Blackrock is 50 Hudson Yards, New York, NY 10001.

(3) Consists of vested OP Units convertible into common stock.
(4) Consists of shares of common stock owned.
(5) Consists of 14,957 shares of common stock owned, 46,890 deferred RSUs, 26,883 vested OP Units convertible into common stock and 10,124 OP Units vesting within 60 days.
(6) Consists of 32,892 shares of common stock owned, 2,991 vested OP Units convertible into common stock and 10,124 RSUs convertible into common stock vesting within 60 days.
(7) Consists of 20,027 vested OP Units convertible into common shares and 10,124 OP Units vesting within 60 days.
(8) Consists of 2,991 shares of common stock, 23,892 vested OP Units convertible into common stock and 10,124 OP Units vesting within 60 days.
(9) Consists of 12,935 shares of common stock owned, 7,092 vested OP Units convertible into common stock and 10,124 RSUs convertible into common stock vesting within 60 days.
(10) Consists of 26,883 vested OP Units convertible into common stock and 10,124 OP Units vesting within 60 days.
(11) Consists of 14,957 shares of common stock owned, 38,198 vested OP Units convertible into common stock and 13,217 OP Units vesting within 60 days.
(12) Consists of 14,957 shares of common stock, 26,883 vested OP Units convertible into common stock and 10,124 OP Units vesting within 60 days.
(13) Consists of 10,000 shares of common stock and 6,063 OP Units vesting within 60 days.
(14) Consists of 6,063 OP Units vesting within 60 days.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

	As of December 31, 2025
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (#)	Weighted-average exercise price of outstanding options, warrants and rights(2)(3) ($)	Number of securities remaining available for future issuance under equity compensation plans(4) (#)
Equity compensation plans approved by security holders	3,555,202	$9.81	13,646,590
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	3,555,202	$9.81	13,646,590
(1)Represents 3,555,202 shares for issuance under the Americold Realty Trust 2010 Equity Incentive Plan (the “2010 Plan”) and the Amended and Restated Americold Realty Trust 2017 Equity Incentive Plan (the “A&R”), of which 44,998 shares were subject to outstanding stock options, 1,591,282 shares were subject to outstanding RSU awards and 1,918,922 shares were subject to outstanding OP Unit awards.
(2)The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding stock options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.
(3)The weighted-average remaining contractual term of the Company’s outstanding stock options as of December 31, 2025 was 0.9 years.
(4)Represents 9,198,584 shares remaining available for future issuance under the 2017 Plan, including 7,700,000 additional shares of common stock reserved for issuance under the A&R Plan, and 4,448,006 shares remaining available under the 2020 Employee Stock Purchase Plan.
For more information regarding securities authorized for issuance under our equity compensation plans prior to the IPO see Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis outlines the key components of our executive compensation program for fiscal year 2025, including an overview of our compensation philosophy, processes, practices, pay elements, and the resulting compensation decisions for our Named Executive Officers (“NEOs”). It explains how and why the Compensation Committee of our Board (the “Compensation Committee”) made its executive pay decisions and the key factors that informed those determinations.
The following table lists our NEOs and their positions for 2025:

2025 NEO	Role
Robert S. Chambers(1)	Chief Executive Officer
Jay Wells(2)	Chief Financial Officer and Executive Vice President
M. Bryan Verbarendse	President - Americas
Richard C. Winnall	President - International
Nathan H. Harwell	Chief Legal & People Officer, Executive Vice President and Secretary
George F. Chappelle, Jr(3)	Former Chief Executive Officer
(1)Mr. Chambers was promoted to CEO at the beginning of September 2025.
(2)Mr. Wells was involuntarily terminated without cause on January 26, 2026.
(3)Mr. Chappelle retired at the end of August 2025.
Business Performance
In 2025, our scale, operational expertise, and longstanding customer relationships supported resilient execution in a challenging macroeconomic environment. We have operated through a prolonged period of end consumer demand suppression coupled with increased warehouse storage capacity, yet continued to deliver progress across key operational, commercial, and strategic priorities.

During 2025, customer service remained one of our distinguishing competitive strengths. We earned several notable industry recognitions, including the “Top 3PL and Cold Storage Provider” award by Food Logistics Magazine, the inaugural “Cold Storage Facility of the Year” by Refrigerated & Frozen Foods Magazine for our automated customer-dedicated Russellville site, and finally the “3PL Summit Warehouse of the Year” award by Johnsonville for our facility in Clearfield, Utah. Continued recognition from our customers highlights our delivery of reliable, high‑quality service and our execution of operational excellence at scale. These achievements reflect the effectiveness of management’s pursuit of talent, technology, and best‑in‑class operating practices.

Additionally, we achieved a major commercial milestone by reaching our target of deriving 60% of warehouse Rent & Storage revenue from fixed commitment contracts, accomplishing this goal well ahead of the original timeline. These contracts enhance the stability and predictability of cash flows, particularly during seasonal periods of lower inventory, and reinforced our commercial leadership position in the industry.

Management also advanced several key development projects to completion. In 2025, we:

•Completed a major expansion in Allentown, Pennsylvania, adding 37,000 pallet positions to address rising demand at one of the Northeast’s most active logistics hubs.
•Launched a greenfield facility developed in partnership with CPKC in Kansas City, supporting the only single‑line rail service for refrigerated shipments across the U.S., Canada, and Mexico.

•Delivered a 40,000‑pallet facility at the Port of Jebel Ali in Dubai, enhancing the Company’s global network connectivity, through our RSA joint venture.

In parallel, we undertook a rigorous review of our global portfolio to pursue the highest and best use of each individual facility. In 2025, we exited or idled 10 sites, with another 9 identified for 2026. Most inventory at these sites has been moved to nearby facilities, and are generally accretive transactions for AFFO.

Within 90 days of Rob Chambers’ appointment to CEO, management and the Board established five key strategic priorities designed to enhance balance sheet strength, creating value from our real estate, focus development projects on pre‑leased and customer‑driven opportunities, expand participation in high‑turning retail and adjacent categories, and streamline the cost structure. As part of this initiative, management identified approximately $30 million in annualized savings across indirect labor and SG&A. These actions resulted in a rightsizing of our cost structure given the prolonged demand suppressed environment, while still maintaining the excellent service levels we are known for. Additionally, we achieved new customer wins in Asia‑Pacific and Europe and initial market entries into adjacent categories. We made meaningful early progress on each of these priorities in 2025 and early 2026, evidence of our ability to execute when the entire organization is focused.

Taken together, these achievements demonstrate management’s disciplined execution in a difficult operating environment and their continued focus on strengthening our operational, financial, and strategic foundations. We view 2026 as a foundational year focused on executing these priorities and further positioning the business for resilience and long‑term success.
Leadership Transition
At the end of August 2025, Mr. Chappelle retired from his role as Chief Executive Officer. Following his retirement, Mr. Chambers, who had been promoted to President of the Company in June after serving as President, Americas during the first part of the year, was elevated to Chief Executive Officer.
At the time of Mr. Chambers promotion to President of the Company, Mr. Verbarendse assumed the position of President, Americas after serving the first part of the year as our Chief Operating Officer, Americas.
For details on the terms of Mr. Chappelle’s retirement, please see “Potential Payments upon Termination or Change in Control” on page 62.
On January 26, 2026, Mr. Wells, who had served as our Chief Financial Officer, departed the Company. In connection with his separation, Mr. Wells received termination benefits associated with an involuntary termination by the Company without cause, as described in further detail below under “Potential Payments upon Termination or Change in Control” on page 62. Christopher Papa replaced Mr. Wells as our Chief Financial Officer effective February 23, 2026.
Executive Compensation Philosophy and Practices
The core objective of our executive compensation philosophy is to attract, retain and motivate the exceptional talent needed to drive our Company forward and achieve our strategic goals, while ensuring strong alignment between the interests of our executives and our shareholders. We are committed to offering a total compensation package that is reasonable, market-competitive, and flexible enough to differentiate pay based on performance and individual contributions to the Company’s overall success.
We implement our philosophy in many ways including:

•Annually reviewing our executive compensation practices against our peer group and market data;
•Administering annual performance assessments for our CEO and our other executives that focus on individual performance against strategic goals and leadership impact;
•Ensuring a portion of our NEOs’ compensation is delivered through variable pay opportunities;
•Providing annual cash incentives tied to annual Company financial performance and individual objectives that are measurable and align with strategic initiatives of the Company;
•Offering a competitive mix of long-term incentives that have a multi-year vesting period for time-based awards, and a significant emphasis on multi-year financial goals tied to Adjusted Funds From Operations (AFFO) and total stockholder return performance for performance-based awards;
•Implementing meaningful stock ownership guidelines that align our executives’ interests with those of our stockholders;
•Mitigating risk with our recoupment or “clawback” policy on incentive compensation; and
•Focusing on a competitive range around market rates and assessing the mix of pay components to ensure that it supports a pay-for-performance culture.
Our compensation program is designed to provide our executive officers with a competitive mix of cash and equity through: 1) a base salary, 2) annual cash bonuses, and 3) long-term equity incentives (“LTIP”) that encourage decision-making aligned with the long-term interests of our shareholders. A significant portion of our annual cash bonuses are tied to Company financial performance as well as individual performance objectives that align with the Company’s core business strategy. In addition, a portion of our LTIP is delivered in performance-based awards that vest after a three year performance period, further reinforcing long-term value creation.
The chart below sets forth the allocation of the major elements of compensation in 2025 for our Chief Executive Officer and all other NEOs (excluding Mr. Chappelle):
CEO(1)             Average Pay of Other NEOs
(1)Base Salary paid (21.4%); Actual 2025 AIP (21%), LTIP performance-based equity (20.9%), LTIP time-based equity (36.7%)
(2)Base Salary paid (28%); Actual 2025 AIP (16.1%), LTIP performance-based equity (32.1%), LTIP time-based equity (23.8%)
The percentages represent the 2025 actual base salaries paid, 2025 actual annual incentive bonuses and the aggregate grant date fair values of long-term incentive awards granted in 2025.
Compensation Best Practices
The Compensation Committee is committed to maintaining industry-leading best practices in the compensation of our NEOs. Our program is designed to align executive pay with both short- and long-term Company performance and incorporates strong governance principles. With the exception of base salary and time-based Restricted Stock Units (RSUs) or Operating Partnership Units (OPUs), all elements of compensation are performance-based. In addition, our NEOs are also subject to meaningful stock ownership guidelines, and the value of the securities they are required to hold under those guidelines will continue to fluctuate based on our stock price.
What We Do

✓	Strong emphasis on performance-based compensation with a large portion of overall compensation tied to Company performance	✓	Compensation Committee, like all of the Board committees, comprised solely of independent directors and advised by independent compensation consultant
✓	Aggressive annual Core EBITDA and multi-year AFFO and Total Shareholder Return Targets	✓	Meaningful share ownership requirements for executives
✓	Mix of annual cash and long-term incentives	✓	Annual Say-on-Pay vote
✓	Annual cash incentives for NEOs limited to 175% payout maximum	✓	Require Compensation Committee approval of performance results for purposes of NEO compensation
✓	Rigorous and subjective measures tied to both Company and individual performance	✓	Conditional severance payments upon a release of claims and compliance with restrictive covenants
✓	Double-trigger change-in-control severance benefits	✓	Robust clawback policy for incentive compensation paid to our executive officers

What We Don’t Do

x	Discount or reprice stock options; permit liberal share recycling or “net share counting” upon exercise of options	x	Guarantee incentive awards for executives
x	Provide incentives that encourage excessive risk-taking	x	Provide single-trigger change in control acceleration of equity awards or severance payments
x	Provide tax gross-ups on severance, change-in-control or other termination payments
Process for Determining Executive Compensation
Our Compensation Committee believes that attracting, motivating and retaining high-caliber executive officers requires providing annual compensation, both in cash and equity-based incentives, that is competitive and aligned with the interests of our shareholders. Pay-for-performance remains a priority, reflected in both our Company’s financial and market performance and in the achievement of long-term growth and strategic objectives. Each year, the Compensation Committee reviews the CEO’s and other NEO’s progress against their strategic objectives and approves the objectives used for the individual performance component of our Annual Incentive Plan (“AIP”).
Role of our Compensation Committee
The Compensation Committee is responsible for approving our executive compensation design, philosophy and overall programs for our NEOs, which include:
•Designing incentive compensation programs;
•Setting target compensation;
•Determining annual and long-term performance goals;

•Determining payouts against performance;
•Reviewing and approving on-going compensation and benefits components; and
•Evaluating and approving equity awards.
The Compensation Committee acts independently, but works closely with our Board, our executive management team and our independent compensation consultant in its decision-making process.
Role of our Independent Compensation Consultant
The Compensation Committee has the discretion to retain its own compensation consultant to assist in carrying out its responsibilities. For 2025, the Compensation Committee continued to engage the services of Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consultant that reports to the Compensation Committee. The Compensation Committee considered the independence factors prescribed by applicable regulations and concluded that none of the work done by Meridian raised any conflict of interest. Meridian provides no services to the Company other than the compensation services described herein.
Meridian provides the Compensation Committee guidance regarding executive compensation components, including base pay, annual cash incentives and long-term incentives, and how these compare to (1) our custom peer group of REIT and operating companies, and (2) relevant external market data from compensation surveys that target REIT, logistics, food distributors and transportation industries. Meridian also reviews and provides market data on director compensation, informs the Committee of governance and regulatory trends and developments, conducts risk assessments and provides general advice and support throughout the year.
Representatives from Meridian attend Compensation Committee meetings as requested, and also communicate with the Compensation Committee outside of these meetings. Meridian meets with members of management periodically to support the process and works with management to develop proposals for the Compensation Committee’s consideration.
Role of our Executive Management Team
To the extent requested, our executive management team provides input to the Compensation Committee as it evaluates, designs and implements our executive compensation program. While our Chief Executive Officer provides recommendations regarding compensation for the other executive officers, he does not make recommendations regarding his own compensation. The Compensation Committee reviews these recommendations independently, without any members of management present, and consults with the independent compensation consultant before making final decisions on compensation matters. We believe this process ensures that our executive compensation program remains aligned with our overall executive compensation philosophy and the interests of our shareholders.
Say-on Pay Vote and Compensation Actions Taken, Say-on-Frequency Vote
Say-on-Pay
At last year’s annual meeting, approximately 76.6% of the votes cast supported the approval of NEO compensation, compared to 89% support in 2024. The Compensation Committee takes the results of the say‑on‑pay vote seriously and believes the decline in shareholder support was primarily driven by concerns regarding the 2024 off‑cycle equity awards. While it is not the Committee’s intent to provide ongoing off‑cycle awards, the Committee viewed the 2024 awards as addressing an immediate need driven by competitive market dynamics and the retention of our senior leadership. Additional information regarding the 2024 off‑cycle equity awards can be found in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2024.

Stockholder Engagement and Responsive Actions

The Company maintains an active and ongoing dialogue with its stockholders throughout the year. During 2025, members of senior management participated in multiple investor conferences and meetings and remained available to stockholders to discuss matters of interest, including executive compensation. Through this regular engagement, along with its review of the 2025 say‑on‑pay vote results and the analyses of the independent proxy advisory firms, the Compensation Committee gained valuable insight into stockholder perspectives on our compensation program.

In light of the vote outcome and the feedback gathered through these channels, the Compensation Committee took the following responsive actions with respect to the 2025 compensation program:

No Off‑Cycle Equity Awards: The Committee did not grant any off‑cycle equity awards in fiscal year 2025 other than those made in connection with promotions or added responsibilities. The Committee does not intend to make off‑cycle awards a recurring element of the compensation program and views the 2024 awards as an extraordinary action taken to address a specific retention need at that time.

Enhanced LTIP Performance Metrics: The Committee added Adjusted Funds from Operations (“AFFO”) as a second financial performance metric for the 2025 LTIP cycle, supplementing relative TSR and reducing reliance on a single measure. This change reflects the Committee’s view that incorporating an operational metric alongside relative TSR provides a more balanced assessment of management performance and better aligns with prevailing stockholder expectations and peer group practices, as described further below.

Maintained Strong Pay‑for‑Performance Structure: Performance‑based awards continue to comprise 60% of the total LTIP value granted to our executive officers, and the negative TSR cap remains in place, under which performance‑based awards cannot vest above target if the Company’s absolute TSR is negative over the performance period.

The Compensation Committee believes that the actions described above demonstrate a meaningful response to the 2025 say‑on‑pay vote outcome. The Committee will continue to engage with stockholders, consider the outcome of future advisory votes, and monitor evolving best practices to guide its ongoing evaluation of our NEO compensation program. The Compensation Committee welcomes direct input from our stockholders regarding executive pay. For information on how to communicate with our Board, please refer to “Corporate Governance - Communications by Stockholders and Other Interested Parties”.
Say-on-Frequency
We held an advisory vote on the frequency of future “say-on-pay” advisory votes (referred to as the “say-on-frequency” vote) at our 2022 annual meeting of stockholders, pursuant to which the majority of the advisory votes cast voted to hold our “say-on-pay” votes every year. The Board considered the outcome of this advisory vote and determined that future “say-on-pay” votes will be conducted every year. The Board will re-evaluate this determination after the next stockholder advisory “say-on-frequency” vote, which vote will occur at the Company’s 2028 annual meeting unless presented earlier.

Components of Compensation
The following section describes the key pay components of our 2025 NEO compensation program, which consists of base salary, annual cash incentive compensation, and long-term equity compensation.

Pay Component	Type	Purpose
Base Salary	Cash	Attract and retain top talent. Considers experience, current performance, role within the organization and market data for similarly situated executives in our peer group and the broader market.
Annual Cash Incentive	Cash
Motivate executives to contribute to the achievement of the Company’s long-term business strategy and overall strategic objectives. Earned based on attainment of 1) total Core EBITDA results (and for certain roles, Americas or International EBITDA) which comprise 75% of total incentive opportunity; and 2) individual strategic objectives, which comprise the remaining 25% of the total incentive opportunity.

Long-Term Incentive	Equity
Retain talent to drive long-term sustainable performance and align executive rewards with long-term shareholder return. Provides a mix of performance-based awards (60% of value) and time-based awards (40% of value). Performance-based awards have a 3-year performance period with actual vesting of 0% up to 200% based on AFFO results and relative TSR performance that must be attained. Time-based awards vest ratably over a 3-year period.

Base Salary
The annual base salary component provides each executive with a fixed minimum level of annual cash compensation. In establishing base salaries for our NEOs, the Compensation Committee considers the executive’s role, experience, scope of responsibilities, market compensation data, and individual performance, including progress toward specific strategic objectives established for the year. The Compensation Committee reviews base salaries annually.
As part of the annual performance cycle, the Chief Executive Officer evaluates the performance of the other executive officers and provides feedback to the Compensation Committee while the Compensation Committee separately evaluates the Chief Executive Officer’s performance. The Compensation Committee may adjust base salaries outside of the annual review process on a case-by-case basis when warranted. Base salary levels also influence annual cash incentive opportunities, as each NEO’s target bonus is expressed as a percentage of base salary.
For fiscal year 2025, the Committee approved various base salary increases to reflect market adjustments intended to maintain competitiveness using market median as the reference, as well as to recognize additional responsibilities, merit, and promotions that occurred throughout the year.
The following table reflects base salaries (in USD) at the beginning of the fiscal year and at the end of the fiscal year after the respective increases:

NEO	Base Salary Beginning of 2025	Base Salary End of 2025	Total Percentage Change
Robert S. Chambers (1)	$550,000	$1,000,000	81.8%
Jay Wells (2)	$575,000	$640,000	11.3%
M. Bryan Verbarendse (3)	$450,000	$550,000	22.2%
Richard C. Winnall (4)	$408,700	$485,750	18.9%
Nathan H. Harwell (5)	$425,000	$437,750	3.0%
George F. Chappelle Jr.(6)	$1,000,000	$1,000,000	—%
(1)During the year, Mr. Chambers received multiple base salary adjustments, including (i) a 3% merit increase from $550,000 to $566,500 effective at the end of March; (ii) a promotion-related increase upon appointment as President from $566,500 to $650,000 effective at the beginning of June; and (iii) a promotion-related increase upon appointment as Chief Executive Officer from $650,000 to $1,000,000 effective at the beginning of September.
(2)To remain competitive with peer practice and align more closely with the median for his role, Mr. Wells received a market adjustment to his base salary, increasing from $575,000 to $640,000, effective at the beginning of January.
(3)Mr. Verbarendse received multiple base salary adjustments during the year, including (i) a 3% merit increase from $450,000 to $463,500 effective at the end of March, and (ii) a promotion‑related increase upon appointment as President, Americas from $463,500 to $550,000 effective at the beginning of June.
(4)Mr. Winnall received multiple base salary adjustments during the year, including (i) a 3% merit increase from AUD$610,000 to AUD$628,300 effective at the end of March, and (ii) a market adjustment to recognize additional global responsibilities from AUD$628,300 to AUD$725,000 effective at the beginning of June. Amounts are presented in U.S. dollars using an exchange rate of 0.67.
(5)Mr. Harwell received a 3% merit increase to his base salary, increasing from $425,000 to $437,750, effective at the end of March.
(6)Mr. Chappelle experienced no changes to his base salary during the year, and the ending base salary reflects his salary in effect at the time of his retirement at the end of August.
Annual Incentive Plan
All of our NEOs are eligible to earn an annual cash award under our Annual Incentive Plan (AIP), which includes a Company Core EBITDA (“Core EBITDA”) performance component (supplemented, for certain roles, by a regional Americas or International EBITDA component) and an individual strategic objectives component. These financial performance and individual goals are established at the beginning of the year. All NEOs are measured on the Company Core EBITDA metric, with the exception of Messrs. Chambers and Verbarendse, whose financial performance metric also includes a portion tied to Americas EBITDA, and Mr. Winnall, whose financial performance metric includes a portion tied to International EBITDA (comprising Asia/Pacific and Europe). In connection with his promotion to President in June, Mr. Chambers’ annual incentive financial performance component became solely tied to Core EBITDA.
Each executive’s annual cash incentive award was determined based on the achievement of a threshold level of EBITDA performance and the executive’s performance against defined individual strategic objectives.

The key design elements of the 2025 AIP program were as follows:

Component	2025 Design	Rationale
Performance Metric (1)	75% Core EBITDA 25% Individual Objectives
Profitable growth is a key element of our overall strategy, therefore greater weighting is placed on Core EBITDA (and where applicable, a portion tied to Americas or International results).

Individual strategic objectives that support the overall business strategy.

Performance and Payout Range	Performance Range: Threshold: 85% of target Maximum: 115% of target Payout Range: Threshold: 50% of target Maximum: Up to 175% of target	Important to provide downside protection to mitigate against incentivizing risky behavior with an “all or nothing” approach to performance achievement, and to provide upside opportunity to recognize over-achievement towards aggressive stretch goals.
Funding Mechanism	Financials funded by Core EBITDA; individual objectives funded separately	Maintains Core EBITDA as funding mechanism for our financial results, but allows for individual objectives to be funded separately.
(1)Messrs. Chambers and Verbarendse had weightings of 40% tied to overall Core EBITDA and 35% tied to Americas EBITDA results, while Mr. Winnall had weightings of 40% tied to overall Core EBITDA and 35% tied to International EBITDA results. Mr. Chambers’ weighting moved to 75% Core EBITDA in conjunction with his promotion to President in June.
During fiscal year 2025, the Compensation Committee approved two adjustments to Mr. Chambers’ target annual incentive opportunity in connection with his promotions. Effective with his promotion to President in June 2025, the Committee increased Mr. Chambers’ target bonus opportunity from 90% to 100% of base salary. Subsequently, following his promotion to Chief Executive Officer in September 2025, the Committee increased his target bonus opportunity from 100% to 160% of base salary.
No other changes were made to the target bonus opportunities of our NEOs during fiscal year 2025.
The threshold, target and maximum AIP opportunities for each of our NEOs in effect as of December 31, 2025 were as follows:

NEO	Target (%)	Threshold ($) 50% of Target	Target ($) 100%	Maximum ($) 175% of Target
Robert S. Chambers (1)	124.3%	$452,917	$905,834	$1,585,210
Jay Wells	90%	$288,000	$576,000	$1,008,000
M. Bryan Verbarendse	75%	$191,605	$383,209	$670,616
Richard C. Winnall (2)	75%	$170,816	$341,632	$597,856
Nathan H. Harwell	60%	$130,466	$260,931	$456,629
George F. Chappelle Jr. (3)	160%	$533,334	$1,066,667	$1,866,667
(1)Mr. Chambers’ target percentage represents a blended value incorporating several compensation changes that occurred during the year.
(2)Mr. Winnall’s target bonus (AUD$ 509,898) is converted to USD using an exchange rate of .67.
(3)Pursuant to the Retirement Agreement (as defined below), Mr. Chappelle was eligible to receive an AIP bonus based on actual results, prorated based on his period of active employment during the year.

The Compensation Committee reviews and approves the financial performance metrics used in the AIP each year and establishes threshold, target and maximum performance levels that determine the range for potential payouts. If performance falls below the threshold level, no AIP payout is earned. At threshold achievement, our NEOs are eligible to earn 50% of their target opportunity, while maximum achievement results in a payout equal to 175% of target. For performance results at or above the threshold level, AIP payouts are determined using linear interpolation between threshold, target, and maximum levels based on actual performance.
For 2025, the Core EBITDA, Americas EBITDA and International EBITDA threshold, target and maximum amounts under our AIP were as follows:

Financial Measurement ($ in millions and rounded to nearest tenth)	Threshold (85% of Target)	Target	Maximum (115% of Target)
Core EBITDA (1)	$579.9	$682.2	$784.5
Americas EBITDA (2)	$486.5	$572.3	$658.1
International EBITDA (3)	$87.0	$102.3	$117.6
(1)Core EBITDA is a non-GAAP financial measure. See Appendix A for a description of the calculation of this measure and our reconciliation of Net loss to Core EBITDA.
(2)Americas EBITDA is derived from taking the revenue less all associated and applicable expenses for Canada, United States and Argentina.
(3)International EBITDA is derived from taking the revenue less all associated and applicable expenses for Europe, Australia and New Zealand.
For 2025, the Company generated Core EBITDA of $617.9 million. For purposes of determining AIP performance, the Compensation Committee approved an adjustment to Core EBITDA to reflect the impact of foreign currency fluctuations, resulting in a positive adjustment of $2.2 million. This yielded an adjusted Core EBITDA of $620.2 million, resulting in an achievement of 90.9% of the Core EBITDA target. Based on this level of performance, the payout for the Core EBITDA component of AIP was 69.7% of the target bonus opportunity.
The Americas segment generated EBITDA of $506.5 million after adjusting for foreign currency fluctuations, resulting in an achievement of 88.5% of the applicable performance target. Based on this performance outcome, the payout for the Americas EBITDA component was 61.6% of the target bonus opportunity for Messrs. Chambers and Verbarendse, whose AIP awards include a 35.0% weighting tied to this component.
The International segment generated EBITDA of $107.9 million after adjusting for foreign currency fluctuations, resulting in an achievement of 105.5% of the applicable performance target. Based on this performance outcome, the payout for the International EBITDA component was 127.4% of the target bonus opportunity for Mr. Winnall, whose AIP award includes a 35% weighting tied to this component.
The financial performance component of the AIP for our executive officers is funded based on the Company’s Core EBITDA results. The individual objectives component, which represents 25% of each executive’s total AIP opportunity, is funded separately. Each NEO is evaluated on three strategic objectives, all of which are weighted equally at 33.3%, assessed independently from one another, and measured on a binary basis (achieved or not achieved). When the Company’s Core EBITDA performance meets or exceeds the target level, the degree of over- achievement serves as a multiplier applied to the individual objectives achieved for each NEO.
The CEO provided the Compensation Committee with recommendations regarding each NEO’s achievement of their individual objectives for the year, other than his own. The Compensation Committee independently reviewed the CEO’s individual objectives and determined the level of achievement for each objective.

Below are the actual payout details for each of our NEOs for 2025:

NEO	Target AIP ($)	Percent of Target Achievement for Core EBITDA (1)	Percent of Target Achievement for Regional EBITDA (1)	Actual Payout for Financial Component	Actual Payout for Individual Objectives (2)	Total AIP Payout ($)	Total AIP Payout (as % of target)
Robert S. Chambers (3)	$905,834	69.7%	61.6%	$467,615	$226,459	$694,074	76.6%
Jay Wells	$576,000	69.7%	N/A	$301,100	$48,000	$349,100	60.6%
M. Bryan Verbarendse (4)	$383,209	69.7%	61.6%	$189,485	$95,802	$285,287	74.4%
Richard C. Winnall (5)	$341,632	69.7%	127.4%	$247,593	$85,408	$333,001	97.5%
Nathan H. Harwell	$260,931	69.7%	N/A	$136,402	$65,233	$201,635	77.3%
George F. Chappelle Jr. (6)	$1,066,667	69.7%	N/A	$557,592	$—	$557,592	52.3%
(1)Percentages shown are rounded to nearest tenth.
(2)Messrs. Chambers, Verbarendse, Winnall and Harwell achieved all three of their individual objectives for the year, while Mr. Wells achieved one of three. Because Core EBITDA performance was below target, the individual objectives were not subject to any uplift.
(3)While serving as President, Americas, Mr. Chambers’ AIP financial performance weightings were 40% Core EBITDA and 35% Americas EBITDA. Upon his promotion to President, his weighting was revised to 75% Core EBITDA.
(4)Mr. Verbarendse’s AIP financial performance weightings were 40% Core EBITDA and 35% Americas EBITDA for the full year.
(5)Mr. Winnall’s AIP financial performance weightings were 40% Core EBITDA and 35% International EBITDA for the full year.
(6)Pursuant to the terms of his Retirement Agreement, Mr. Chappelle was not eligible for an Individual Objective payout.
In addition to the AIP payouts reflected above, Mr. Harwell assumed interim leadership of the Human Resources function during the year without any adjustments to his base salary or target compensation. In recognition of these additional responsibilities, the Committee approved a $50,000 cash award in addition to the AIP payout, payable concurrently with the AIP bonus and not subject to any clawback provisions.
Long-Term Incentive Plan
In 2025, all of our NEOs were eligible to receive equity awards under the 2017 Plan, which we refer to as our Long-Term Incentive Plan (“LTIP”). Our LTIP philosophy provides for a target value of equity that varies by role and reflects market data, role complexity, and overall strategic considerations. The Compensation Committee believes that the LTIP, which consists of equity-based compensation awards, is critical to attracting, motivating, retaining, and competitively compensating executive talent. The Committee also believes these long-term awards reinforce alignment with stockholder interests, as a majority of the award value ultimately realized is tied to the Company’s long-term performance.

In 2025, the Compensation Committee approved annual grants of both time-based and performance-based equity awards to our NEOs under the Plan. Each NEO, with the exception of Mr. Winnall, was permitted to elect whether they receive their time-based and performance-based awards in the form of Restricted Stock Units (“RSUs”) or Operating Partnership Units (“OPUs”). As a non-U.S. employee, Mr. Winnall was eligible to receive only RSUs for both components of his award.
OPUs represent a fractional undivided share of an ownership interest in our operating partnership. Subject to the terms of the operating partnership’s amended and restated limited partnership agreement and any additional restrictions applicable to the award, holders of OPUs will be entitled to distributions, if any, made by our operating partnership with respect to the OPUs. Once vested, and subject to certain conditions, vested OPUs may be converted into common units of the operating partnership (“Common Units”). Holders of OPUs have similar voting rights as holders of Common Units, with the OPUs voting as a single class with the Common Units and having one vote per OPU. Each Common Unit acquired upon conversion of a vested OPU may be presented, at the election of the holder, for redemption for cash equal to the then fair market value of a common share of the Company, except that the Company may, at its election, acquire each Common Unit so presented for one common share.
Following an extensive review of peer group compensation and market data for each NEO, and in recognition of role transitions and expanded global responsibilities during the year, the Compensation Committee approved revised target equity values for Messrs. Chambers, Wells, Verbarendse and Winnall, summarized as follows:

NEO	Target Equity Value end of 2024	Target Equity Value beginning of 2025 and Used for Annual Grant Cycle (1)	Target Equity Value end of 2025 (2)	Percentage Change
Robert S. Chambers (3)	$1,100,000	$1,100,000	$3,750,000	240.9%
Jay Wells (4)	$1,100,000	$1,600,000	$1,600,000	45.5%
M. Bryan Verbarendse (5)	$750,000	$750,000	$1,000,000	33.3%
Richard C. Winnall (6)	$750,000	$750,000	$1,000,000	33.3%
Nathan H. Harwell (7)	$600,000	$600,000	$600,000	—%
George F. Chappelle Jr. (7)	$4,400,000	$4,400,000	N/A(8)	—%
(1)Target value of equity for the March 2025 annual grant cycle.

(2)Target value designated for future annual grant cycle.
(3)Mr. Chambers’ target equity value increased from $1,100,000 to $1,500,000 upon his appointment as President in June. At the time of this appointment, he received a time‑based award valued at $200,000, vesting ratably over three years. With his promotion to Chief Executive Officer in September, his target equity value increased further to $3,750,000, and he received a time‑based award valued at $575,000, also vesting ratably over three years.
(4)Mr. Wells’ target equity value increased from $1,100,000 to $1,600,000 as a result of a peer and market data assessment which indicated he was below the median.
(5)Mr. Verbarendse’s target equity value increased from $750,000 to $1,000,000 with his appointment as President, Americas in June. At the time of his appointment, he received a time-based award valued at $125,000, vesting ratably over three years.
(6)Mr. Winnall’s target equity value increased from $750,000 to $1,000,000 after assuming additional global responsibilities in June. At this time, he received a time-based award valued at $125,000, vesting ratably over three years.
(7)Messrs. Harwell and Chappelle did not receive any changes to their target equity value.
(8)See “Potential Payments upon Termination or Change in Control” below for a description of the treatment of Mr. Chappelle’s LTIP awards upon his retirement.

Time-Based RSU and OPU Awards
For 2025, time-based awards comprised 40% of the total LTIP value granted to our executive officers. These awards will vest ratably, one-third each year, on the first, second and third anniversary of the grant date.
Performance-Based RSU and OPU Awards
The Compensation Committee recognizes that performance‑based equity awards serve as a key element of our LTIP and are designed to align executive interests with those of our shareholders. However, when these awards do not pay out, the Committee is mindful of the potential impact on executive motivation and retention, particularly given the multi‑year nature of the performance cycles and the substantial proportion of total compensation delivered in at‑risk equity. The Committee does not take these outcomes lightly and carefully evaluates the overall pay‑for‑performance relationship, the competitiveness of our compensation program, and the importance of maintaining a strong incentive to drive sustained long‑term value creation.

For 2025, as part of its response to the say‑on‑pay vote results and its ongoing review of compensation best practices, the Compensation Committee approved a change to the performance‑based design of the LTIP to better align with stockholder expectations, peer group practices, and market standards. Specifically, an additional financial performance metric was added, rather than relying on a single measure. Adjusted Funds from Operations (“AFFO”) was introduced as a second financial metric, supplementing the existing metric of relative Total Shareholder Return (“TSR”). While performance‑based awards continue to comprise 60% of the value granted to our executive officers, one‑third of that value is now tied to TSR performance, with the remaining two‑thirds aligned to AFFO results. The Committee believes that these changes, together with the continued application of the negative TSR cap and the decision not to grant any off‑cycle equity awards in 2025, reflect a meaningful commitment to aligning pay outcomes with the stockholder experience.
For awards based on AFFO, vesting will be determined based on the Company’s cumulative actual AFFO results over the applicable three‑year performance period (January 1, 2025 – December 31, 2027) compared to a pre‑established target. These awards will vest, if at all, at the end of the three‑year period, contingent upon achievement of the AFFO target.

These awards include threshold, target, and maximum performance levels, with payout opportunities corresponding to the level of performance achieved, as set forth below. Payouts for performance between these levels will be determined using linear interpolation.

Performance Level Threshold	AFFO Achievement	Vesting
Maximum	110%	200% of Target Award
Target	100%	100% of Target Award
Threshold	85%	50% of Target Award
Below Threshold	Below 85%	0% of Target Award
For awards based on TSR, vesting will be determined by comparing the Company’s TSR on a relative basis to the MSCI U.S. REIT Index at the end of the applicable performance period (January 1, 2025 – December 31, 2027). These awards will vest, if at all, at the end of the three‑year period, contingent upon achievement of the pre‑established relative TSR goal. If the Company’s TSR is negative for the performance period, the number of performance‑based awards that may vest will not exceed the target number of shares awarded.
These awards include threshold, target, and maximum performance levels, with payout opportunities corresponding to the level of performance achieved, as set forth below. Payouts for performance between these levels will be determined using linear interpolation.

Performance Level Threshold	Relative Market Performance	Market Performance Vesting
High Level	75th percentile	200% of Target Award
Target Level	50th percentile	100% of Target Award
Threshold Level	25th percentile	50% of Target Award
Below Threshold Level	Below 25th percentile	0% of Target Award
Below are the annual equity awards granted on March 14, 2025 to our NEOs:

NEO	Grant Date	Total Shares Awarded	Time	Performance-AFFO	Performance-TSR	Performance Period
Robert S. Chambers	March 14, 2025	51,450	20,580	20,580	10,290	Jan 1, 2025 - Dec 31, 2027
Jay Wells	March 14, 2025	74,837	29,935	29,935	14,967	Jan 1, 2025 - Dec 31, 2027
M. Bryan Verbarendse	March 14, 2025	35,080	14,032	14,032	7,016	Jan 1, 2025 - Dec 31, 2027
Richard C. Winnall	March 14, 2025	35,080	14,032	14,032	7,016	Jan 1, 2025 - Dec 31, 2027
Nathan H. Harwell	March 14, 2025	28,063	11,225	11,225	5,613	Jan 1, 2025 - Dec 31, 2027
George F. Chappelle Jr.	March 14, 2025	205,800	82,320	82,320	41,160	Jan 1, 2025 - Dec 31, 2027
2025 Off-Cycle Equity Awards Associated with Organizational Changes
As set forth above, in recognition of role transitions and expanded responsibilities during the year, the Compensation Committee approved the following off-cycle awards during 2025:

NEO	Event	Grant Date	Time-Based Shares Awarded
Robert S. Chambers	Promotion to President	June 2, 2025	12,158
	Promotion to CEO	September 1, 2025	39,820
M. Bryan Verbarendse	Promotion to President, Americas	June 2, 2025	7,599
Richard C. Winnall	Additional Responsibilities Added	June 2, 2025	7,599
Payout of 2023 Performance-Based Awards
On March 8, 2023 the Company granted performance awards to eligible participants in the LTIP, including Messrs. Chambers, Winnall and Chappelle. Pursuant to the Award Agreement, an eligible participant could earn between 0% and 200% of the target award based on the Company’s TSR ranking relative to the TSRs of the defined peer group over the three-year performance period beginning on January 1, 2023 and ending on December 31, 2025.
For this performance period, the Company’s relative TSR ranked at the 5.1th percentile, resulting in a 0% payout for the applicable NEOs (see Outstanding Equity Awards at 2025 Fiscal Year‑End). Accordingly, all shares associated with this award were canceled.
Peer Group
During 2025, the Compensation Committee reviewed the peer group to determine appropriateness of the mix between REIT and operating companies. After extensive review and assessment, the Compensation Committee approved a group of peer companies to be used for future benchmarking purposes for target compensation opportunities of certain roles. The peer group consists of the following twenty companies which represent a blend of REIT and operating companies, reflecting the Company’s complexity as a REIT with operating company characteristics, and selected base revenue, assets and market cap falling within a reasonable range of the Company. The sole modification to the peer group during the period was the inclusion of Lineage.

BJ’s Wholesale Club Holdings, Inc	Grocery Outlet Holding Corp.	Ryder Systems, Inc.
C.H. Robinson Worldwide Inc.	GXO Logistics, Inc.	SpartanNash Company
Conagra Brands, Inc.	Iron Mountain, Incorporated	Sprouts Farmers Market, Inc.
CubeSmart	Lamb Weston Holdings, Inc.	STAG Industrial, Inc.
Extra Space Storage Inc.	Lineage, Inc.	The GEO Group, Inc.
First Industrial Realty Trust, Inc.	PriceSmart, Inc.	United Natural Foods, Inc.
Fresh DelMonte Produce Inc.	Public Storage
Other Compensation Programs and Benefits
We provide the opportunity for our U.S.-based NEOs and other executive officers to receive certain health and welfare benefits and other limited perquisites which include:
Health and Welfare Benefits: All NEOs, with the exception of Mr. Winnall, are eligible for medical, dental, vision, short- and long-term disability and life insurance in which the Company pays for the associated premiums. Additionally, they are eligible to receive company-paid executive physicals each year.

401(k) Plan: We offer a defined contribution 401(k) plan (the “401(k) Plan”) to all eligible U.S. associates. For our non-unionized associates, we currently match 50% of associate contributions up to 6% of the associate’s pay. Associates who are over age 50 are permitted to contribute additional amounts on a pre-tax basis under the catch-up provision of the 401(k) Plan subject to limitations of the Code. An associate’s deferrals under the 401(k) Plan are 100% vested and non-forfeitable when made to the 401(k) Plan and our matching contributions vest ratably over a five-year period. The 401(k) Plan does not discriminate in favor of our Highly Compensated Employees (“HCEs”) and is subject to annual compliance testing which imposes an annual contribution limit for our HCEs.
Mr. Winnall is eligible for company paid contributions, per Australia requirements, into his Superannuation scheme every year.
Deferred Compensation Plan: We maintain a nonqualified deferred compensation plan, with a discretionary Company match, for all U.S. associates who meet the eligibility requirements, including all of our U.S.-based NEOs. For further details of the Deferred Compensation Plan, see the “Fiscal Year 2025 Nonqualified Deferred Compensation” section.
Wealth Management Program: The Company provides a wealth‑management program to eligible executives, which includes access to financial planning and advisory services. The value of this benefit is treated as imputed income to the executive and is included in the “All Other Compensation” column. Executives are responsible for any taxes due on this imputed income, and the Company does not provide tax gross‑ups for this benefit.
Other Benefits: From time to time, we provide limited additional benefits to our executive officers.
All such benefits and perquisites for our NEO are reflected in the “All Other Compensation” and “Fiscal Year 2025 Non-qualified Deferred Compensation” tables.
Double-Trigger Change-In-Control Severance Benefit
In accordance with existing employment agreements and our Executive Severance Plan, executive officers are entitled to receive severance payments upon certain termination events. No NEO is entitled to cash severance in the event of a change in control unless the executive is also terminated without Cause or for Good Reason as such terms are defined in our employment agreements and Executive Severance Plan. For additional details, see the sections titled “Employment Agreements with Named Executive Officers” and the Potential Payments Table on Page 62.
OTHER COMPENSATION AND GOVERNANCE POLICIES
Clawback Policy
We have a recoupment or “clawback” policy that complies with the applicable listing standards of the NYSE. In the event of a restatement of the Company’s reported financial results due to material non-compliance with financial reporting requirements, the Compensation Committee will recover reasonably promptly the amount of all erroneously awarded compensation received by an executive officer during the covered period (within the meaning of such terms as provided in the NYSE listing standards).

Share Ownership Guidelines
We have adopted share ownership guidelines that require our executive officers, within the later of five years from the adoption of the guidelines or five years from the date of their appointment, to hold common shares (including OP Units) with a value equal to a specified multiple of base salary.
The ownership requirements under our share ownership guidelines are as set forth in the following table:

Position	Minimum Ownership Requirements
Chief Executive Officer	6x annual base salary
Executive Vice Presidents	3x annual base salary
Senior Vice Presidents	1x annual base salary
Hedging and Pledging of Common Shares
Our insider trading policy prohibits our executive officers, Directors and associates from engaging in any hedging, pledging or monetization transactions involving our securities.
Consideration of Risk
We periodically review our compensation policies and practices for all associates, including our executive officers. As part of this process, we engaged Meridian to review and analyze our compensation programs—focusing primarily on executive compensation—to assess whether they encourage excessive or inappropriate risk‑taking. Based on this review, the Compensation Committee determined that our compensation policies and practices do not encourage excessive or unnecessary risk‑taking and, in the Committee’s opinion, the risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company. Our compensation programs are designed to balance short‑ and long‑term financial and operational objectives. Key elements that help mitigate the potential for excessive risk‑taking include:
•The Compensation Committee engages the independent compensation consultant to conduct annual benchmarking of pay for executives; deeper in the organization, our human resources function reviews market norms and competitiveness;
•Our annual incentive plan has both financial goals and individual objectives and a maximum payout that can be earned;
•Our long-term incentive plan, which is both time-based and performance-based, has multi-year vesting and performance requirements, as well as a larger portion awarded as performance-based for our NEOs; all performance-based RSUs or OPUs have a maximum payout limit;
•Existence of a recoupment or “clawback” policy for cash incentives and equity awards;
•Stock ownership guidelines and holding requirements;
•Reasonable severance arrangements; and
•Anti-hedging and anti-pledging policies.
Tax Implications
The Compensation Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Section 162(m) of the Code historically limited the tax deductibility of annual compensation paid by a publicly held corporation to its “covered employees” as defined in Section 162(m), being its principal executive officer or any of its three other most highly compensated executive officers (other than its principal financial officer), to $1 million, unless the compensation qualified as performance-based compensation under Section 162(m). Under the Tax Cuts and Jobs Act of 2017 (“TCJA”), this “performance-based” exception was eliminated, and the definition of “covered employees” was expanded to include the principal financial officer and to add a “once covered, always covered” rule, such that any individual who was a covered employee in any taxable year beginning after December 31, 2016, remains a covered employee permanently. The TCJA rules generally apply to taxable years beginning after December 31, 2017, but do not apply to compensation provided pursuant to a written, binding contract in effect on November 2, 2017, that is not modified in any material respect after that date. Effective for tax years beginning after December 31, 2025, amendments made by the One Big Beautiful Bill Act (“OBBBA”), enacted on July 4, 2025, will require us to aggregate compensation paid by members of our controlled group when applying the $1 million limitation, with no changes to the covered employee definition. For taxable years beginning after December 31, 2026, the American Rescue Plan Act expands the definition of covered employees to include the next five highest-compensated employees, even if such employees are not executive officers. Unlike other covered employees, these additional employees will be subject to the Section 162(m) limitation only for the tax years in which they qualify among the top five highest-compensated employees.

Substantially all of the services rendered by our covered employees were performed on behalf of our operating partnership or its subsidiaries. Under OBBBA, compensation paid by the operating partnership and our Taxable REIT Subsidiaries (“TRS”) is fully subject to the $1 million limitation under Section 162(m) as part of our controlled group, rather than only to the extent of our REIT’s distributive share of partnership compensation. This will require coordination of deduction limits across affiliates. We are currently evaluating the potential impact of this aggregation requirement on our ability to deduct executive compensation across our controlled group, including the REIT and TRS. To the extent that compensation paid to our covered employees is subject to and does not qualify for deduction under Section 162(m), our Compensation Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to establish compensation programs that we believe provide appropriate incentives and reward our executives related to their performance.

We have not previously taken the deductibility limit imposed by Section 162(m) of the Code into consideration in making compensation decisions. Since Americold qualifies as a REIT under the Code and is generally not subject to federal income taxes, we believe the payment of compensation that may exceed the deduction limit under Section 162(m) would not have a material adverse consequence to us, provided we continue to distribute 90% of our taxable income. If we make compensation payments subject to Section 162(m) limitations on deductibility, we may be required to make additional distributions to stockholders to comply with our REIT distribution requirements and eliminate our U.S. federal income tax liability or, alternatively, a larger portion of stockholder distributions that would otherwise have been treated as a return of capital may be subject to federal income tax expense as dividend income. Our TRS will also be subject to the same limitations on deduction imposed by Section 162(m) but the impact, if any, should be immaterial to current tax expense.
Equity Award Grant Practices
We do not currently grant new awards of stock options, stock appreciation rights, or similar option-like instruments. Accordingly, we do not have a specific policy or practice on the timing of such awards in relation to the disclosure of material nonpublic information by the Company. In the event the Company determines to grant such awards in the future, the Board and the Compensation Committee will evaluate the appropriate steps to take in relation to the foregoing.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board that these disclosures be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
Compensation Committee:
Antonio F. Fernandez, Chair
Kelly H. Barrett
Pamela K. Kohn
David J. Neithercut

2025 SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation earned by our NEOs during fiscal years 2025, 2024 and 2023.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Robert S. Chambers	2025	708,068	—	1,907,227	694,073		214,940	3,524,308
Chief Executive Officer	2024	547,692	—	1,951,874	537,033		157,605	3,194,204
	2023	479,808	—	1,241,842	519,383		116,547	2,357,580
Jay Wells	2025	637,066	—	1,646,712	349,099		103,005	2,735,882
Executive Vice President and Chief Financial Officer	2024	530,769	—	1,511,874	543,799		383,309	2,969,751

M. Bryan Verbarendse	2025	506,442	—	896,980	285,288	18,353	111,515	1,818,578
President, Americas	2024	450,000	250,000	1,030,830	366,159	1,138	168,799	2,266,926

Richard C. Winnall	2025	455,509		896,980	333,001		135,477	1,820,967
President, International	2024	375,742		1,270,837	260,427		104,018	2,011,024
	2023	364,442	—	677,363	278,287		88,504	1,408,596
Nathan H. Harwell	2025	434,317	50,000	617,500	201,635		71,616	1,375,068
Executive Vice President and Chief Legal & People Officer

George F. Chappelle Jr. (7)	2025	715,448	—	4,528,423	557,592		471,312	6,272,775
Chief Executive Officer	2024	1,000,000	—	7,807,497	1,754,400		418,681	10,980,578
	2023	1,000,000	—	4,967,302	1,992,289		150,071	8,109,662
(1)Represents actual base salary paid during the fiscal year. Mr. Winnall’s base salary was converted to U.S. dollars using an exchange rate of .67.
(2)Amount represents a one-time appreciation bonus awarded to Mr. Harwell in recognition of his interim leadership over the Human Resources function to be paid in Q1 2026.
(3)    Amounts represent the aggregate grant date fair value of the time-based OPUs/RSUs, performance-based OPUs/RSUs (at target) made during each respective year, as computed in accordance with ASC 718, using the assumptions discussed in Note 14 (“Stock-Based Compensation”) of the consolidated financial statements included in the Company’s Annual Report on Form 10-K. For 2025, the below represents the value of the performance-based awards if the lowest and highest level of performance were achieved:

NEO	RSU/OPU Value ($)	Performance RSU/OPU Value ($)
		Threshold	Target	Maximum
Robert S. Chambers	1,215,121	346,053	692,105	1,384,210
Jay Wells	640,010	503,351	1,006,702	2,013,404
M. Bryan Verbarendse	425,084	235,948	471,896	943,792
Richard C. Winnall	425,084	235,948	471,896	943,792
Nathan H. Harwell	239,991	188,755	377,509	755,018
George F. Chappelle Jr.	1,760,002	1,384,211	2,768,422	5,536,844

(4)    Represents amounts earned under the AIP. See “Elements of Compensation – Annual Incentive Plan” for the threshold, target and maximum opportunities potentially payable under the AIP.
(5)     Represents gains recognized in 2025 from participation in the Nonqualified Deferred Compensation Plan.
(6)    Amounts in the “All Other Compensation” column include the following:

NEO	401(k) Match ($) (a)	Insurance ($) (b)	Distributions and Dividend Equivalent ($)(c)	Relocation and Moving Expenses	Other Expenses ($)(d)	Executive Wealth ($)(e)	Total All Other Compensation ($)
Robert S. Chambers	10,500	31,430	160,400	—	2,350	10,260	214,940
Jay Wells	10,500	31,430	58,725	—	2,350	—	103,005
M. Bryan Verbarendse	10,500	31,430	60,293	—	2,350	6,942	111,515
Richard C. Winnall	91,702	—	43,775	—	—	—	135,477
Nathan H. Harwell	10,500	31,430	27,337	—	2,350	—	71,617
George F. Chappelle Jr.	$10,500	$19,393	$439,069	$—	$2,350	$—	471,312
(a)    Reflects Company-funded match for U.S. participants and Company paid Superannuation contributions to Mr. Winnall’s Superannuation pension fund in Australia (converted to USD using .67 exchange rate).
(b)    Reflects actual premiums paid for health insurance covered for the eligible NEOs and their families, as well as reimbursement of the NEOs (on a pre-tax basis) for the portion of health insurance premiums paid by the NEO.
(c)    Represents distributions on OPUs and dividend equivalents on RSUs earned in fiscal year 2025 for any unvested time-based awards and for vested, but not yet distributed, time-based and performance-based OPUs under the LTIP. Total includes distributions and dividend equivalents earned for the fourth quarter of 2025 but paid in the first quarter of 2026.
(d)    Reflects the cost of the executive physical exam for each eligible NEO in 2025.
(e)    Represents imputed income recognized from participation in the Company’s Executive Wealth program, which offers financial planning and wealth management services to eligible executives.
(7)    Mr. Chappelle’s amounts are based on his active period of employment with the exception of Stock Awards that are shown at the full value awarded.

GRANTS OF PLAN-BASED AWARDS IN 2025
The following table provides information regarding grants of plan-based awards to each of our NEOs during 2025.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)			All Other Stock Awards; Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Robert S. Chambers		452,917	905,834	1,585,210
	3/14/2025				10,290	20,580	41,160		440,000
	3/14/2025				5,145	10,290	20,580		252,105
	3/14/2025							20,580	440,000
	6/2/2025							12,158	200,121
	9/1/2025							39,820	575,001
Jay Wells		288,000	576,000	1,008,000
	3/14/2025				14,968	29,935	59,870		640,010
	3/14/2025				7,484	14,967	29,934		366,692
	3/14/2025							29,935	640,010
M. Bryan Verbarendse		191,605	383,209	670,616
	3/14/2025				7,016	14,032	28,064		300,004
	3/14/2025				3,508	7,016	14,032		171,892
	3/14/2025							14,032	300,004
	6/2/2025							7,599	125,080
Richard C. Winnall		170,816	341,632	597,856
	3/14/2025				7,016	14,032	28,064		300,004
	3/14/2025				3,508	7,016	14,032		171,892
	3/14/2025							14,032	300,004
	6/2/2025							7,599	125,080
Nathan H. Harwell		130,466	260,931	456,629
	3/14/2025				5,613	11,225	22,450		239,991
	3/14/2025				2,807	5,613	11,226		137,519
	3/14/2025							11,225	239,991
George F. Chappelle Jr. (4)		533,334	1,066,667	1,866,667
	3/14/2025				41,160	82,320	164,640		1,760,002
	3/14/2025				20,580	41,160	82,320		1,008,420
	3/14/2025							82,320	1,760,002
(1)Represents potential amounts to be earned in 2025 by our NEOs under the AIP. The actual amounts earned by each NEO are set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation”.
(2)Represents performance-based RSU/OPUs granted to the NEOs during 2025 under the Company’s 2017 Equity Incentive Plan. The threshold, target and max amounts reflect the number of RSU/OPUs that would be earned if the corresponding performance levels are achieved.
(3)Represents the grant date fair value of performance-based (at target) and time-based RSU/OPUs granted to each of our NEOs during 2025.
(4)Mr. Chappelle’s performance awards are presented at the full number of shares granted, but were later adjusted based on his period of active employment during the performance period in connection with his retirement.

OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END
The following table provides information with respect to holdings of OPUs and RSUs by our NEOs as of December 31, 2025.

NEO	Grant Date	Stock Awards
		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Robert S. Chambers	3/8/2023 (2)	4,940	63,528
	3/8/2023 (3)			22,230	285,878
	3/8/2024 (4)	11,162	143,543
	3/8/2024 (5)			25,114	322,966
	7/1/2024 (6)	22,872	294,134
	3/14/2025 (7)	20,580	264,659
	3/14/2025 (8)			20,580	264,659
	3/14/2025 (9)			10,290	132,329
	6/2/2025 (10)	12,158	156,352
	9/1/2025 (11)	39,820	512,085
Jay Wells	3/8/2024 (4)	11,162	143,543
	3/8/2024 (5)			25,114	322,966
	7/1/2024 (6)	11,436	147,067
	3/14/2025 (7)	29,935	384,964
	3/14/2025 (8)			29,935	384,964
	3/14/2025 (9)			14,967	192,476
M. Bryan Verbarendse	3/8/2024 (4)	7,611	97,877
	3/8/2024 (5)			17,123	220,202
	7/1/2024 (6)	7,798	100,282
	3/14/2025 (7)	14,032	180,452
	3/14/2025 (8)			14,032	180,452
	3/14/2025 (9)			7,016	90,226
	6/2/2025 (10)	7,599	97,723
Richard C. Winnall	3/8/2023 (2)	2,695	34,658
	3/8/2023 (3)			12,125	155,928
	3/8/2024 (4)	7,611	97,877
	3/8/2024 (5)			17,123	220,202
	7/1/2024 (6)	14,036	180,503
	3/14/2025 (7)	14,032	180,452
	3/14/2025 (8)			14,032	180,452
	3/14/2025 (9)			7,016	90,226
	6/2/2025 (10)	7,599	97,723
Nathan H. Harwell	3/8/2024 (4)	6,088	78,292
	3/8/2024 (5)			13,699	176,169
	7/1/2024 (6)	6,238	80,221
	3/14/2025 (7)	11,225	144,354
	3/14/2025 (8)			11,225	144,354
	3/14/2025 (9)			5,613	72,183

George F. Chappelle Jr.	3/8/2023 (2)	19,760	$254,114
	3/8/2023 (3)			79,102	1,017,252
	3/8/2024 (4)	44,648	$574,173
	3/8/2024 (5)			55,911	719,015
	7/1/2024 (6)	91,488	$1,176,536
	3/14/2025 (7)	82,320	$1,058,635
	3/14/2025 (8)			18,343	235,891
	3/14/2025 (9)			9,172	117,952
(1)Based on the $12.86 closing price of the Company’s common shares on December 31, 2025.
(2)Time-based OPUs or RSUs that will vest ratably on each of the three anniversaries from the grant date. Remaining vest date is March 8, 2026.
(3)Performance-based OPUs or RSUs, shown at target, that were eligible to vest on January 8, 2026 based on achievement of relative TSR goals for the performance period from January 1, 2023 through December 31, 2025. Pursuant to the Retirement Agreement, Mr. Chappelle’s target award was prorated based on his active service during the performance period. The Company’s TSR results in a 0% payout, and therefore no shares were earned by the participating NEOs. The final earned share amounts were: Mr. Chambers (0), Mr. Winnall (0) and Mr. Chappelle (0).
(4)Time-based OPUs or RSUs that will vest ratably on each of the three anniversaries from the grant date. Remaining vest dates are March 8, 2026 and March 8, 2027.
(5)Performance-based OPUs or RSU, shown at target, will vest only if the Company achieves its relative TSR goals for the performance period from January 1, 2024 through December 31, 2026. Pursuant to the Retirement Agreement, Mr. Chappelle’s target award has been prorated to reflect his active service during the performance period.
(6)Time-based OPUs or RSUs that will vest ratably on each of the three anniversaries from the grant date. Remaining vest dates are July 1, 2026 and July 1, 2027.
(7)Time-based OPUs or RSUs that will vest ratably on each of the three anniversaries from the grant date. Remaining vest dates are March 14, 2026, March 14, 2027 and March 14, 2028.
(8)Performance-based OPUs or RSU, shown at target, will vest only if the Company achieves its AFFO goals for the performance period from January 1, 2025 through December 31, 2027. Pursuant to the Retirement Agreement, Mr. Chappelle’s target award has been prorated to reflect his active service during the performance period.
(9)Performance-based OPUs or RSU, shown at target, will vest only if the Company achieves its relative TSR goals for the performance period from January 1, 2025 through December 31, 2027. Pursuant to the Retirement Agreement, Mr. Chappelle’s target award has been prorated to reflect his active service during the performance period.
(10)Time-based OPUs or RSUs that will vest ratably on each of the three anniversaries from the grant date. Remaining vest dates are June 2, 2026, June 2, 2027 and June 2, 2028.
(11)Time-based OPUs that will vest ratably on each of the three anniversaries from the grant date. Remaining vest dates are September 1, 2026, September 1, 2027 and September 1, 2028.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2025
The following table provides information with respect to stock awards that vested during 2025.

	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Robert S. Chambers	36,136	732,688
Jay Wells	11,299	221,782
M. Bryan Verbarendse	13,377	233,756
Richard C. Winnall	16,861	336,909
Nathan H. Harwell	6,163	120,969
George F. Chappelle Jr.	155,132	3,157,507
(1)Individual totals include multiple vesting during the year and represent the total number of OPUs and RSUs that vested in 2025 before the withholding of common shares to cover the applicable taxes and transactions costs.
(2)Reflects the total value of the OPUs and RSUs at vesting date calculated using the fair market value at the close of market multiplied by the total number of OPUs and RSUs that vested. The value realized on vesting of OPUs assumes those units were exchanged for Common Shares and sold on that date. Each NEO had multiple awards vest during 2025 and the closing prices on the respective vest dates ranged between $14.55 - $22.68.

FISCAL YEAR 2025 NONQUALIFIED DEFERRED COMPENSATION
Through our subsidiary, Americold Logistics, we maintain the Deferred Compensation Plan, a nonqualified deferred compensation plan for certain members of our senior management team. Participants in the Deferred Compensation Plan may elect to defer from 1% to 75% of their annual base salary and between 1% and 100% of their cash bonus compensation, subject to certain limitations prescribed by the Deferred Compensation Plan. We may elect to provide a discretionary employer contribution to Deferred Compensation Plan participants in an amount and at such time as determined by our Board in its discretion. Deferred Compensation Plan participants are immediately vested in their deferrals; any discretionary employer contributions vest 20% per year over a five-year period or upon retirement at age 65 (or at age 55 with five years of service), death or disability of the Deferred Compensation Plan participant, or upon a change of control.
Participants are entitled to receive the amount credited to their Deferred Compensation Plan account in the event of termination of employment. If termination occurs before the executive officer reaches the earlier of age 65 or age 55 with five years of service, the vested account balance will be paid out in a lump sum. If the termination occurs on or after the date the executive officer reaches the earlier of age 65 or age 55 with five years of service, the entire account balance is paid out in a lump sum or annual installments, as elected by the executive officer.
The only NEO that participated in the plan during 2025 was Mr. Verbarendse. The following table provides information regarding the details of his participation in our Deferred Compensation Plan:

NEO	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (1)	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE
M. Bryan Verbarendse	$105,568	$—	$18,353	$—	$168,324
(1) Amount is included in the Summary Compensation Table.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median associate to the annual total compensation of Mr. Chambers, our Chief Executive Officer. We believe that the pay ratio disclosed below is a reasonable estimate and calculated in a manner consistent with the Pay Ratio Rules.
The 2025 annual total compensation of the median associate identified by the Company, and as described in further detail below, was $52,753, and the total annual compensation of our CEO was $3,524,308. Based on this information, the ratio of the annual total compensation of our CEO was 67 times the annual compensation of our median associate.

The methodology we used in 2025 to identify the median of the annual total compensation of all our associates, as well as to determine the annual total compensation of our “median associate,” was as follows:
•To identify the median associate, we started with our associate population as of December 31, 2025, which consisted of approximately 12,690 individuals. The total number of U.S. and non-U.S. associates were 9,480 and 3,210, respectively.
•We then excluded certain non-U.S. associates as permitted under SEC rules, which consisted of 118 associates in Argentina, 77 in Austria, 149 in Ireland, 55 in Poland, and 174 in Spain. As result of these exclusions, our associate population was 12,117.
•We calculated compensation using total taxable wages (Form W-2 Box 1 or equivalent) paid to our associates in fiscal year 2025. For Australia, we used their taxable wages from the end of their fiscal year which was June, 2025.
•We did not annualize compensation for any associates, including any that were not employed by us for all of 2025.
•Foreign salaries were converted to U.S. dollars at the December 31, 2025 exchange rate.
•No cost of living adjustments were utilized in the compensation calculation.
Once the median associate was identified, we calculated the total compensation for our median associate using the same methodology we used to calculate Mr. Chambers’ total compensation in the Summary Compensation Table for the Fiscal Year 2025.
EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS
All of our U.S.-based NEOs have offer letters (“Offer Letter”) and are eligible for the Americold Executive Severance Plan (“Executive Severance Plan”). Mr. Winnall, who resides in Australia, has an employment agreement (“Employment Agreement”) that governs the terms and conditions of his employment. Both the Executive Severance Plan and Employment Agreement retain the ability for the Compensation Committee to exercise discretion in designing incentive compensation programs. The principal terms of each of the Offer Letter and Employment Agreement are summarized below:
Term. Provides for a term that continues for an indefinite period of time, unless otherwise terminated by the executive or by the Company.
Restrictive Covenants. Restrictive covenants regarding non-competition (24 months for CEO, 12 months for other NEOs) and non-solicitation (18 months for CEO and NEOs) during the period of employment and the period thereafter, as well as indefinite covenants regarding confidentiality of information and intellectual property and non-disparagement are covered in both documents. In the event of a material breach of such covenants, we retain the ability to withhold unpaid, or recover previously paid, severance payments or to cause unvested stock based awards held by the executive to be forfeited.
Benefits. Our U.S.-based Named Executive Officers are eligible to continue participation in our benefit plans and programs that are generally available to our U.S. associates.
Termination; Severance Payments. The severance payments pursuant to the Executive Severance Plan and Employment Agreement are generally subject to and conditioned upon the NEO signing an irrevocable waiver and general release of claims against the Company, and complying with the restrictive covenants. For details of the various termination and severance payment details, please see “Potential Payments Upon Termination or Change in Control” located in the tables section.

Potential Payments upon Termination or Change in Control
Regardless of the termination scenario, each NEO will receive earned but unpaid base salary and accrued but unused paid time off through the employment termination date, along with any other payment or benefits owed under any of our plans or agreements covering the NEO as governed by the terms of those plans or agreements. Each termination scenario and related severance payment is described below. Severance payments and benefits are subject to the execution of general release of claims against the Company, and continued compliance with any post-termination restrictive covenants.
If the executive’s employment is terminated with “Cause,” or the executive voluntarily resigns without “Good Reason” (as such terms are defined in the Executive Severance Policy), then the executive will not be entitled to receive any severance benefits.

If the executive’s employment is terminated by us without Cause or by the executive for Good Reason, the executive officer will be entitled to receive:

NEO	Severance Benefit
Mr. Chambers
An amount equal to the product of (A) the sum of (a) the executive’s Compensation (as defined in the executive Severance Plan), plus (b) the annual bonus at Target Percentage as in effect immediately prior to the Executive’s separation date, multiplied by (B) 2;

Any unpaid annual bonus for the calendar year immediately preceding the calendar year of the executive’s separation date;
Prorated annual bonus, to the extent financial performance objective(s) are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days between the separation date and January 1 of the year in which the separation date occurred (not eligible for the Individual Objective component);

If elected, continuation of health, dental and vision (for executive and eligible dependents) coverage under COBRA with the full portion of the monthly cost of COBRA continuation premiums costs to be paid by Company for up to 18 months;

The next installment of any time-based RSU or OPU that would have vested on the next scheduled vesting date following the executive’s employment termination of service date shall immediately become vested; and

A prorated portion of any performance-based RSUs or OPUs held by the executive will remain eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the executive was employed.

Mr. Wells Mr. Verbarendse Mr. Harwell
An amount equal to the product of (A) the sum of (a) the executive’s Compensation (as defined in the executive Severance Plan), plus (b) the annual bonus at Target Percentage as in effect immediately prior to the Executive’s separation date, multiplied by (B) 1;

Any unpaid annual bonus for the calendar year immediately preceding the calendar year of such termination;
Prorated annual bonus, to the extent financial performance objective(s) are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days between the separation date and January 1 of the year in which the separation date occurred (not eligible for the Individual Objective component);
If elected, continuation of health, dental and vision (for executive and eligible dependents) for a period of 12 months following the Executive’s termination date;
The next installment of any time-based RSU or OPU that would have vested on the next scheduled vesting date following the executive’s employment termination of service date shall immediately become vested; and

A prorated portion of any performance-based RSUs or OPUs held by the executive will remain eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the executive was employed.

Mr. Winnall
An amount equal to the executive’s annual base salary, plus the executive’s annual bonus at target percentage as in effect immediately prior to the termination of employment for a period equal to 12 months;

Any unpaid annual bonus for the calendar year immediately preceding the calendar year of such termination;
Prorated annual bonus, to the extent performance objectives are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days the executive was actively employed during such bonus period;

The next installment of any time-based equity awards that would have vested on the next scheduled vesting date following the executive’s employment termination of service date shall immediately become vested; and

A prorated portion of any performance-based equity awards held by the executive will remain eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the executive was employed.

Mr. Chappelle	See Leadership Transition section below.
In connection with his involuntary termination from the Company without cause on January 26, 2026, Mr. Wells received the severance payments and benefits set forth in the table above. Such severance payments and benefits were conditioned upon Mr. Wells’ execution and non-revocation of a general release of claims in favor of the Company and continued compliance with post-termination restrictive covenants.

If the executive’s employment is terminated by us without Cause or by the executive for Good Reason within twenty-four (24) months following a Change in Control, the executive officer will be entitled to receive:

NEO	Severance Benefit
Mr. Chambers
A lump sum cash payment in the amount equal to the product of (A) the sum of (a) the executive’s Compensation (as defined in the Executive Severance Plan), plus (b) the executive’s annual bonus at Target Percentage as in effect immediately prior to the executive’s separation date, multiplied by (B) 2.5;

Any unpaid annual bonus for the calendar year immediately preceding the calendar year of executive’s separation date;
Prorated annual bonus, to the extent financial performance objective(s) are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days between the separation date and January 1 of the year in which the separation date occurred (not eligible for the Individual Objective component);

If elected, continuation of health, dental and vision (for executive and eligible dependents) coverage under COBRA with the full portion of the monthly cost of COBRA continuation premiums costs to be paid by Company for up to 18 months;
Any unvested equity award which remain unvested at the time of such termination of service shall immediately become vested as if you have met and satisfied all performance requirements at Target Performance and/or time requirements;

Outplacement services in accordance with the Company’s policy or program and commensurate with level.
Mr. Wells Mr. Verbarendse Mr. Harwell
A lump sum cash payment in the amount equal to the product of (A) the sum of (a) the executive’s Compensation (as defined in the Executive Severance Plan), plus (b) the executive’s annual bonus at Target Percentage as in effective immediately prior to the executive’s separation date, multiplied by (B) 1.5;

Any unpaid annual bonus for the calendar year immediately preceding the calendar year of executive’s separation date;
Prorated annual bonus, to the extent financial performance objective(s) are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days between the separation date and January 1 of the year in which the separation date occurred (not eligible for the Individual Objective component);

If elected, continuation of health, dental and vision (for executive and eligible dependents) coverage under COBRA with the full portion of the monthly cost of COBRA continuation premiums costs to be paid by Company for up to 12 months;

Any unvested equity award which remain unvested at the time of such termination of service shall immediately become vested as if you have met and satisfied all performance requirements at Target Performance and/or time requirements;

Outplacement services in accordance with the Company’s policy or program and commensurate with level.
Mr. Winnall	A lump sum payment of the product of (1) one and a half (1.5) times (2) the sum of:
(i) executive’s annual base salary as in effect immediately prior to the termination of employment, plus (ii) executive’s annual bonus at the Target Percentage in effect immediately prior to the executive’s termination of employment;
Any unvested equity award shall become fully vested as is executive had met and satisfied all performance requirements at target performance and/or time requirements.
Mr. Chappelle	See Leadership Transition section below.

If the executive’s employment is terminated by us due to Death or Disability, the executive officer will be entitled to receive any accrued and unpaid base salary, as well as any accrued benefits and not yet reimbursed business expenses incurred through the date of termination, along with the following:

NEO	Severance Benefit
Mr. Chambers	Any unpaid annual bonus for the calendar year immediately preceding the calendar year of Executive’s separation date;
Prorated annual bonus, to the extent performance objectives are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days between the separation date and January 1 of the year in which the separation date occurred;
Any unvested time-based equity award shall become fully vested;
A pro-rated portion of the performance-based equity award shall immediately become vested at Target Performance Level (regardless of the Company’s performance), based on the number of days during the Performance Period that the Participant was employed with the Company.
Mr. Wells Mr. Verbarendse Mr. Harwell	Any unpaid annual bonus for the calendar year immediately preceding the calendar year of such termination;
Prorated annual bonus, to the extent performance objectives are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days the Executive was actively employed during such bonus period;

Any unvested time-based equity award shall become fully vested;
A pro-rated portion of the performance-based equity award shall immediately become vested at Target Performance Level (regardless of the Company’s performance), based on the number of days during the Performance Period that the Participant was employed with the Company.
Mr. Winnall	Any unpaid annual bonus for the calendar year immediately preceding the calendar year of such termination;
Prorated annual bonus, to the extent performance objectives are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days the Executive was actively employed during such bonus period;

Any unvested time-based equity award shall become fully vested;
A pro-rated portion of the performance-based equity award shall immediately become vested at Target Performance Level (regardless of the Company’s performance), based on the number of days during the Performance Period that the Participant was employed with the Company.
Mr. Chappelle	See Leadership Transition section below.
Leadership Transition. In connection with his retirement, Mr. Chappelle and the Company entered into a Retirement Agreement and General Release of Claims (the “Retirement Agreement”). Pursuant to the Retirement Agreement, and consistent with the terms of the Executive Severance Benefit Plan and his negotiated terms at the start of his employment, Mr. Chappelle received the following benefits, subject to his execution and non-revocation of a general release of claims in favor of the Company and continued compliance with post-termination restrictive covenants:

NEO	Benefits
Mr. Chappelle	Prorated annual bonus based on the actual results of the financial performance component, based on the number of days the executive was actively employed during such bonus period;
If elected, continuation of health, dental and vision (for executive and eligible dependents) for a period of eighteen (18) months following the Executive’s termination date;
Any unvested time-based RSU or OPU at the time of retirement will remain eligible to vest on the regularly scheduled vesting schedule of such award; and
A prorated portion of any performance based RSUs or OPUs held by the executive will remain eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the executive was employed.

Restricted Stock Units and Operating Profit Units
Awards Granted under 2017 Plan
The award agreements for the time-based RSUs and OPUs, and performance-based RSUs and OPUs granted to our NEOs after the IPO under the 2017 Plan provide for the following (capitalized terms have the meanings ascribed to them in the 2017 Plan):
Termination of Service for any Reason: Upon the Participant’s Termination of Service for any reason at any time before all of his or her RSUs or OPUs have vested (both time and performance awards), the Participant’s unvested RSUs or OPUs shall be automatically forfeited, except as provided below.
Termination of Service for Death or Disability: If the Participant’s Termination of Service occurs as a result of a Termination of Service due to Death or Disability, for time-based RSUs or OPUs, any non-vested portion of the award will become fully vested at the time of death or disability. For performance-based RSUs or OPUs, a pro-rated portion shall immediately become vested at target performance level based on the number of days during the Performance Period that the Participant was employed.
Termination of Service by Company without Cause or by Participant for Good Reason: If the Participant’s Termination of Service occurs as a result of a Termination of Service by the Company without Cause or by the Participant for Good Reason, for time-based RSUs or OPUs, the next scheduled tranche which would have vested on the next scheduled vesting date following the termination of service date shall immediately become vested. For performance-based RSUs or OPUs, a pro-rated portion shall remain outstanding and eligible to vest based on actual performance through the last day of the Performance Period, based on the number of days during the Performance Period that the Participant was employed.
Termination of Service with Change in Control: If, within the twenty-four (24) month period following a Change in Control, the Participant’s Termination of Service occurs as a result of a Termination of Service by the Company without Cause or by the Participant for Good Reason, any unvested time-based RSUs or OPUs at the time of termination shall immediately become vested. Likewise, the performance-based RSUs or OPUs shall immediately become vested based on target performance.
The information below describes and quantifies the estimated amount of certain compensation that would become payable to each NEO as of December 31, 2025 under the following circumstances: (i) upon voluntary termination or termination by us for Cause; (ii) upon death or disability; (iii) if employment with us had been terminated without Cause or for Good Reason; and (iv) employment terminated without Cause or for Good Reason within twenty-four (24) months following a Change in Control.

NEO	Benefit	Voluntary Resignation or Termination for Cause	Death or Disability ($) (1)	Company terminates without Cause; NEO terminates for Good Reason ($) (1)(2)	Termination without Cause or Good Reason w/in 24 months of Change in Control ($) (1)
Robert S. Chambers	Cash Severance	—	1,600,000	6,800,000	8,100,000
	Equity Awards	—	2,067,819	1,226,904	2,440,134
	Benefits Continuation	—	—	75,443	75,443
	Total	—	3,667,819	8,102,347	10,615,577
Jay Wells	Cash Severance	—	576,000	1,792,000	2,400,000
	Equity Awards	—	1,083,365	681,413	1,575,980
	Benefits Continuation	—	—	50,295	50,295
	Total	—	1,659,365	2,523,708	4,026,275
M. Bryan Verbarendse	Cash Severance	—	412,500	1,375,000	1,856,250
	Equity Awards	—	713,361	428,821	967,213
	Benefits Continuation	—	—	50,295	50,295
	Total	—	1,125,861	1,854,116	2,873,758
Richard C. Winnall	Cash Severance	—	364,313	1,214,375	1,639,406
	Equity Awards	—	984,167	659,517	1,238,019
	Benefits Continuation	—	—	—	—
	Total	—	1,348,480	1,873,892	2,877,425
Nathan H. Harwell	Cash Severance	—	262,650	963,050	1,313,250
	Equity Awards	—	492,491	316,990	695,572
	Benefits Continuation	—	—	50,295	50,295
	Total	—	755,141	1,330,335	2,059,117

(1) Based on the closing price of the Company’s common shares on December 31, 2025 of $12.86.
(2) The severance payments reflected in this column assume salary continuation and bonus paid at target. Mr. Wells’ actual cash severance consisted of salary continuation of $1,216,000 and an actual AIP payout of $349,104, for total cash severance of $1,565,104, in connection with his departure from the Company on January 26, 2026.

Leadership Transition. In connection with Mr. Chappelle’s retirement, he was eligible for the following:

NEO	Benefit	Retirement ($)
George F. Chappelle Jr.	2025 AIP (1)	557,592
	Equity Awards (2)	5,153,581
	Benefits Continuation (3)	50,952
	Total	5,762,125
(1) Includes actual bonus earned in 2025 for the Core EBITDA actual results to be paid in March 2026.
(2) Includes 238,216 unvested time‑based OPUs that will continue to vest in accordance with the regular vesting schedule, as well as 162,529 prorated performance‑based OPUs at target, reflecting Mr. Chappelle’s active service during the performance period. Any performance‑based OPUs will vest, if earned, only after the performance period concludes and actual performance results are certified. The total number includes the prorated 2023 performance award at target of 79,102 OPUs, which was subsequently canceled following a zero‑percent payout based on final performance results. The value shown is based on the closing stock price of $12.86 on December 31, 2025.
(3) Includes Company-paid health coverage for Mr. Chappelle and his spouse for a period of eighteen months.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and our financial performance. In determining the “compensation actually paid,” or “CAP,” to our named executive officers, we are required to make certain adjustments to amounts that have been previously reported in Summary Compensation Table (“SCT”). The below summarizes compensation values previously reported in our Summary Compensation Table and the adjusted values required for the last five calendar years.

									Value of initial fixed $100 investment based on:
Year	SCT Total for PEO 1 (1)	SCT Total for PEO 2 (2)	SCT Total for PEO 3 (3)	CAP to PEO 1 (4) (5) (6)	CAP to PEO 2 (4) (5) (6)	CAP to PEO 3 (4) (5) (6)	Average SCT total for non-PEO NEOs (7)	Average CAP to non-PEO NEOs (4)(5)(8)	Total Shareholder Return	U.S. MSCI REIT Index Total Shareholder Return (9)	Net Income	Core EBITDA (10)
2025	$3,524,308	$6,272,775	$—	$1,858,476	$845,967	$—	$1,937,624	$846,429	$41.35	$137.53	$(115.3)	$617.9
2024	$—	$10,980,578	$—	$—	$1,798,817	$—	$2,301,474	$929,457	$64.79	$133.59	$(94.7)	$634.1
2023	$—	$8,109,662	$—	$—	$10,090,177	$—	$1,918,213	$2,221,385	$88.42	$122.84	$(336.3)	$572.1
2022	$—	$7,689,546	$—	$—	$7,697,775	$—	$2,038,558	$2,024,259	$80.30	$108.00	$(19.4)	$499.8
2021	$—	$1,489,979	$4,661,919	$—	$1,613,153	$(4,910,137)	$1,469,331	$575,335	$90.11	$143.06	$(30.5)	$474.5
(1) The Principal Executive Officer (PEO) is Robert S. Chambers.
(2) The second Principal Executive Officer (PEO) is George F. Chappelle, who served as our Chief Executive officer through August, 2025.
(3) The third Principal Executive Officer (PEO) is Fred Boehler, who served as our Chief Executive Officer through August, 2021.
(4) Our PEO and non-PEO NEOs do not receive pension benefits, therefore no adjustments were made.
(5) We did not make any adjustments for dividend equivalents and distributions because they are already factored into our Fair Market Value (“FMV”) used for our performance awards and included in All Other Compensation on the Summary Compensation Table in our CD&A.
(6) To calculate Compensation Actually Paid (CAP) for the PEO, the fair value of equity awards were updated using the same methodology applied under ASC 718 and all equity adjustments were made in accordance with the SEC methodology for determining CAP for each year shown:

	2025			2024			2023			2022			2021
	PEO1	PEO2	PEO3	PEO1	PEO2	PEO3	PEO1	PEO2	PEO3	PEO1	PEO2	PEO3	PEO1	PEO2	PEO3
SCT Total for PEO	3,524,308	6,272,775	—	—	10,980,578	—	—	8,109,662	—	—	7,689,546	—	—	1,489,979	4,661,919
Subtract stock compensation and pension included in SCT	(1,907,227)	(4,528,423)	—	—	(7,807,497)	—	—	(4,967,302)	—	—	(3,452,311)	—	—	(1,260,006)	(3,583,397)
Add pension attributable to current year's service and any change in pension value attributable to plan amendments made in the current year	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Add fair value of equity compensation granted in current year – value at year-end	987,839	1,107,430	—	—	5,301,181	—	—	5,218,646	—	—	3,756,664	—	—	1,383,181	489,419
Add dividends paid on unvested shares/share units and stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Add/Subtract change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(705,821)	(1,843,497)	—	—	(6,590,239)	—	—	1,714,020	—	—	—	—	—	—	(1,458,139)
Add/Subtract change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	(40,623)	(162,318)	—	—	(85,206)	—	—	15,151	—	—	(296,125)	—	—	—	(763,992)
Add fair value of equity awards granted in covered fiscal year that vested during such covered fiscal year - valued on date of vesting	—	—	—	—	—	—	—	—	—	—	—	—	—	—	273,131
Subtract fair value of forfeited awards determined at end of prior year for awards made in prior fiscal years that were forfeited during current fiscal year	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(4,529,078)
Total Adjustments	(1,665,832)	(5,426,808)	—	—	(9,181,761)	—	—	1,980,515	—	—	8,229	—	—	123,174	(9,572,057)
Compensation Actually Paid to PEO	1,858,476	845,967	—	—	1,798,817	—	—	10,090,177	—	—	7,697,775	—	—	1,613,153	(4,910,137)
(7) The non-PEO Named Executive Officers (NEOs) for each respective year are as follows:

2025	2024	2023	2022	2021
Jay Wells	Marc Smernoff	Marc Smernoff	Marc Smernoff	Marc Smernoff
M. Bryan Verbarendse	Robert Chambers	Robert Chambers	Robert Chambers	Robert Chambers
Richard Winnall	Richard Winnall	Richard Winnall	David Moore	Carlos Rodriguez
Nathan Harwell	Jay Wells	Samantha Charleston	Samantha Charleston	Jay Harron
M. Bryan Verbarendse
(8) To calculate average CAP for the non-PEO Named Executive Officers, the fair value of equity awards were updated using the same methodology applied under ASC 718 and all equity adjustments were made in accordance with the SEC methodology for determining CAP for each year shown:

	2025	2024	2023	2022	2021
Average SCT Total for Non-PEO NEOs	$1,937,624	$2,301,474	$1,918,213	$2,038,558	$1,469,331
Subtract stock compensation and pension included in SCT	(1,019,131)	(1,153,311)	(959,602)	(861,488)	(891,024)
Add pension attributable to current year's service and any change in pension value attributable to plan amendments made in the current year			—	—	—
Add fair value of equity compensation granted in current year – value at year-end	317,451	758,079	1,008,158	907,540	659,162
Add dividends paid on unvested shares/share units and stock options			—	—	—
Add/Subtract change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(362,673)	(679,490)	238,980	(16,661)	(567,834)
Add/Subtract change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	(26,841)	21,405	53,070	(43,690)	(94,300)
Add fair value of equity awards granted in covered fiscal year that vested during such covered fiscal year - valued on date of vesting	—		—	—	—
Subtract fair value of forfeited awards determined at end of prior year for awards made in prior fiscal years that were forfeited during current fiscal year	—	(318,700)	(37,434)	—	—
Total Adjustments	$(1,091,195)	$(1,372,016)	$303,172	$(14,299)	$(893,996)
Average Compensation Actually Paid to Non-PEO NEOs	$846,429	$929,457	$2,221,385	$2,024,259	$575,335
(9) The selected peer group is the U.S. MSCI REIT Index which is the sole measurement of our performance based equity awards and the same index used for our performance graph disclosed in our Annual Report on Form 10-K for the year ended December 31, 2025.
(10) Our company selected measure is Core EBITDA the financial metric we believe best links compensation paid to our PEO and other NEOs, which is calculated as described in Appendix A to this Proxy Statement.

Description of Relationships Between Compensation and Performance
The following chart illustrates the trend between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, the TSR performance of the Company and the TSR performance of the U.S. MSCI REIT index over the last five years.

Compensation Actually Paid vs. TSR
Compensation Actually Paid (000s)
TSR Return on Investment of $100
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
($2,000)
($4,000)
($6,000)
$150
$135
$120
$105
$90
$75
$60
$45
$30
$15
$0
2020
2021
2022
2023
2024
2025
$0
$0
$575
-$4,910
$0
$7,698
$0
$2,024
$0
$10,090
$2,221
$0
$1,799
$929
$1,858
$846
$846
$143.06
$100.00
$90.11
$108.00
$80.30
$122.84
$88.42
$133.59
$64.79
$137.53
$41.35
Comp. Actually Paid to PEO1
Comp. Actually Paid to PEO2
Comp. Actually Paid to PEO3
Avg. Comp. Actually Paid to Other NEOs
Company TSR
U.S. MSCI REIT Index TSR

The following chart illustrates the trend between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our key financial metric, Core EBITDA, during the five most recently completed fiscal years.

Compensation Actually Paid vs. Core EBITDA
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
($2,000)
($4,000)
($6,000)
Compensation Actually Paid (000s)
$700.00
$650.00
$600.00
$550.00
$500.00
$450.00
$400.00
$350.00
$300.00
$250.00
$200.00
Core EBITDA
2021
2022
2023
2024
2025
$0
$575
-$4,910
$474.50
$7,698
$0
$0
$2,024
$499.80
$10,090
$0
$2,221
$572.10
$1,799
$0
$929
$634.14
$1,858
$846
$846
$617.94
Comp. Actually Paid to PEO1
Comp. Actually Paid to PEO2
Comp. Actually Paid to PEO3
Avg. Comp. Actually Paid to Other NEOs
Core EBITDA

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Income during the five most recently completed fiscal years.

Compensation Actually Paid vs. Net Income
Compensation Actually Paid (000s)
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
($2,000)
($4,000)
($6,000)
Net Income ($M)
$0
-$50
-$100
-$150
-$200
-$250
-$300
-$350
-$400
2021
2022
2023
2024
2025
-$30
-$19
-$336
-$95
-$115
$0
$575
-$4,910
$0
$7,698
$0
$2,024
$0
$10,090
$2,221
$0
$1,799
$929
$1,858
$846
$846
Comp. Actually Paid to PEO1
Comp. Actually Paid to PEO2
Comp. Actually Paid to PEO3
Avg. Comp. Actually Paid to Other NEOs
Net Income (GAAP)

Tabular List of Most Important Financial and Non-Financial Performance Measures
The following table presents the financial and non-financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEOs and Non-PEO NEOs for 2025 to Company performance (not ranked):

Core EBITDA
Relative TSR
AFFO (Adjusted Funds from Operations)

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We have a written Policy on Related Party Transactions pursuant to which, our Audit Committee is responsible for reasonable prior review and approval of related party transactions. In addition, our Code of Business Conduct and Ethics requires that all of our associates and Directors inform our Chief Legal & People Officer of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each Director and executive officer is required to complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a Director or a related person has a direct or indirect material interest.
There are no transactions since January 1, 2025 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our Directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

ADDITIONAL INFORMATION
Solicitation of Proxies
The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Directors, officers and associates of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares of common stock in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials and to obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.
Stockholder Proposals
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2027 Annual Meeting. To be eligible for inclusion in our 2027 proxy statement, your proposal must be received in writing not later than December 9, 2026 and must otherwise comply with Rule 14a-8 under the Exchange Act. While the Board will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 of the Exchange Act.
Our Bylaws also provide a proxy access right permitting a stockholder who has beneficially owned more than 3% of the Company’s common stock continuously for at least 3 years, or a group of up to 20 persons holding 3% or more in the aggregate, each of whom has owned such stock continuously for at least 3 years, and, in each case, who comply with the requirements specified in our Bylaws, to submit director nominations via the Company’s proxy materials for up to 20% of the directors then serving. Persons wishing to nominate a director or directors through proxy access for the 2027 Annual Meeting must comply with the requirements of Rule 14a-19 under the Exchange Act, including providing the required notice by March 19, 2027.
In addition, our Bylaws permit a stockholder to propose items of business and/or nominate Director candidates that are not intended to be included in our proxy materials if the stockholder complies with the procedures set forth in our Bylaws. For the 2027 Annual Meeting, notice of such proposals or nominations must be delivered to our Corporate Secretary at 10 Glenlake Parkway, Suite 600, Atlanta, GA 30328, no later than December 9, 2026 and no earlier than November 9, 2026. In the event that the 2027 Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the 2026 Annual Meeting, to be timely such proposals must be received not earlier than the 150th day prior to the date of the 2027 Annual Meeting and not later than 5:00 p.m. Eastern Time on the later of the 120th day prior to the date of the 2027 Annual Meeting as originally convened or the 10th day following the date of the first public announcement of the meeting.
Householding of Annual Meeting Materials
Certain banks, broker-dealers and other similar organizations acting as nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or similar organization serving as your nominee.
Upon written or oral request to the Secretary of the Company at the address of the Company contained in the Notice of Annual Meeting that accompanies this Proxy Statement, or via telephone to Nathan H. Harwell, Secretary of the Company, at (678) 441-1400, the Company will provide separate copies of this

Appendix A
Proxy Statement. Stockholders sharing an address who are receiving multiple copies of this Proxy Statement and who wish to receive a single copy in the future will need to contact their bank, broker, broker-dealer or other similar organization that serves as their nominee to request that only a single copy of such materials be mailed to all stockholders at the shared address in the future.
Other Information Regarding the Company’s Proxy Solicitation

The board is soliciting proxies for the Annual Meeting. We will pay all expenses in connection with our solicitation of proxies. We will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy materials to and obtaining instructions from persons for whom they hold stock of the company. We expect to solicit proxies primarily by mail and email, but directors, officers, and other employees of the company may also solicit in person or by telephone, fax, or email. We have retained Okapi Partners (“Okapi”) to assist in the distribution and solicitation of proxies. Okapi may solicit proxies by personal interview, telephone, fax, mail, and email. We expect that the fee for those services will not exceed approximately $40,000 plus reimbursement of customary out-of-pocket expenses.

Other Matters
The Board is not aware of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, it is the intention of the persons named as proxies in the accompanying Proxy Card to vote in their discretion all shares represented by validly executed proxies.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2026.
This Proxy Statement, Notice of Annual Meeting of stockholders and Proxy Card and the Company’s 2025 Annual Report on Form 10-K are available on the “Proxy Statement” tab of the Investors page on the Company’s website, at www.americold.com.
REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

A-76

Appendix A
APPENDIX A — NON-GAAP MEASURES
Non-GAAP Financial Measures
We use the following non-GAAP financial measures as supplemental performance measures of our business: NAREIT FFO, Core FFO, Adjusted FFO, NAREIT EBITDAre, Core EBITDA, net debt to pro-forma Core EBITDA, and segment contribution (NOI).
We calculate NAREIT funds from operations, or NAREIT FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding gains or losses from sales of previously depreciated operating real estate and other assets, plus specified non-cash items, such as real estate asset depreciation and amortization, impairment charges on real estate related assets, and our share of reconciling items for partially owned entities. We believe that NAREIT FFO is helpful to investors as a supplemental performance measure because it excludes the effect of real estate related depreciation, amortization and gains or losses from sales of real estate or real estate related assets, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, NAREIT FFO can facilitate comparisons of operating performance between periods and among other equity REITs.
We calculate core funds from operations, or Core FFO, as NAREIT FFO adjusted for the effects of extraordinary items as defined under U.S. GAAP including Net loss (gain) on sale of non-real estate related assets; Acquisition, cyber incident, and other, net; Impairment of indefinite and long-lived assets (excluding certain real estate assets); Loss on debt extinguishment and termination of derivative instruments; Foreign currency exchange loss (gain); Gain on legal settlement related to prior period operations; Project Orion and other software related deferred costs amortization; Our share of reconciling items related to partially owned entities; Loss from discontinued operations, net of tax; Impairment of related party loan receivable; Loss on put option; and Gain from sale of partially owned entity. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.
However, because NAREIT FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of NAREIT FFO and Core FFO measures of our performance may be limited.
We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of Amortization of deferred financing costs and pension withdrawal liability; Amortization of below/above market leases; Straight-line rent adjustment; Deferred income tax benefit; Stock-based compensation expense; Non-real estate depreciation and amortization; Maintenance capital expenditures; and Our share of reconciling items related to partially owned entities. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.
NAREIT FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. NAREIT FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP Net loss and Net loss per common share - diluted (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. NAREIT FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our Consolidated Statements of Operations and Consolidated Statements of Cash Flows included elsewhere in this Annual Report on Form 10-K. NAREIT FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our Net loss or Net cash provided by operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our NAREIT FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. We reconcile NAREIT FFO, Core FFO and Adjusted FFO to Net loss, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

Appendix A
Reconciliation of Net Loss to NAREIT FFO, Core FFO, and Adjusted FFO
(In thousands)

	Years Ended December 31,
	2025	2024	2023
Net loss(1)	$(115,282)	$(94,749)	$(336,269)
Adjustments:
Real estate related depreciation	228,424	225,388	222,837
Net loss (gain) from sale of real estate	44,324	(3,514)	(2,254)
Net loss on real estate related asset disposals	102	330	235
Impairment charges on certain real estate assets	45,612	20,985	—
Our share of reconciling items related to partially owned entities	894	1,144	1,705
NAREIT FFO(4)	$204,074	$149,584	$(113,746)
Adjustments:
Net loss (gain) on sale of non-real estate related assets	2,494	(236)	3,725
Acquisition, cyber incident, and other, net	103,893	77,169	64,087
Impairment of indefinite and long-lived assets (excluding certain real estate assets)	1,487	12,141	236,515
Loss on debt extinguishment and termination of derivative instruments	—	116,082	2,482
Foreign currency exchange loss (gain)	1,408	(8,833)	431
Gain on legal settlement related to prior period operations	—	(6,104)	(2,180)
Project Orion and other software related deferred costs amortization	16,596	4,182	—
Our share of reconciling items related to partially owned entities	145	805	64
Loss from discontinued operations, net of tax	—	—	8,072
Impairment of related party loan receivable	—	—	21,972
Loss on put option	—	—	56,576
Gain from sale of partially owned entity	(2,420)	—	(304)
Core FFO applicable to common stockholders(4)	327,677	344,790	277,694
Adjustments:
Amortization of deferred financing costs and pension withdrawal liability	5,869	5,329	5,095
Amortization of below/above market leases	1,441	1,445	1,506
Straight-line rent adjustment	288	1,612	1,011
Deferred income tax benefit	(26,584)	(13,210)	(10,781)
Stock-based compensation expense(2)	22,922	25,274	23,592
Non-real estate depreciation and amortization	138,938	135,429	130,906
Maintenance capital expenditures(3)	(62,554)	(80,951)	(78,411)
Our share of reconciling items related to partially owned entities	277	671	1,013
Adjusted FFO applicable to common stockholders(4)	$408,274	$420,389	$351,625
(1) Net loss used in the calculation of the Adjusted FFO reconciliation represents Net loss before adjustment for Net loss attributable to noncontrolling interests.
(2) Stock-based compensation expense excludes any non-routine stock compensation expense associated with certain employee awards, which are recognized within Acquisition, cyber incident, and other, net.
(3) Maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.
(4) During the year ended December 31, 2023, management excluded certain losses from discontinued operations from Core FFO applicable to common stockholders, and Adjusted FFO applicable to common stockholders and included certain losses from discontinued operations for NAREIT FFO. For purposes of comparability using this same approach, the following adjusted historical results are recast as follows:

Recast for the Year Ended December 31, 2023
(In thousands)
NAREIT FFO	$(114,378)
Core FFO applicable to common stockholders	$279,395
Adjusted FFO applicable to common stockholders	$353,242

Appendix A
We calculate NAREIT EBITDA for Real Estate, or NAREIT EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, Net loss before Depreciation and amortization; Interest expense; Income tax benefit; Net loss (gain) from sale of real estate; and Adjustment to reflect share of EBITDAre of partially owned entities. NAREIT EBITDAre is a measure commonly used in our industry, and we present NAREIT EBITDAre to enhance investor understanding of our operating performance. We believe that NAREIT EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.
We also calculate our Core EBITDA as NAREIT EBITDAre further adjusted for Acquisition, cyber incident, and other, net; Loss from investments in partially owned entities; Impairment of indefinite and long-lived assets; Foreign currency exchange loss (gain); Stock-based compensation expense; Loss on debt extinguishment and termination of derivative instruments; Net loss on real estate related asset disposals; Net loss (gain) on sale of non-real estate related assets; Gain on legal settlement related to prior period operations; Project Orion and other software related deferred costs amortization; Reduction in EBITDAre from partially owned entities; Gain from sale of partially owned entity; Loss from discontinued operations, net of tax; Impairment of related party loan receivable; and Loss on put option. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in NAREIT EBITDAre but which we do not believe are indicative of our core business operations. NAREIT EBITDAre and Core EBITDA are not measurements of financial performance or liquidity under U.S. GAAP, and our NAREIT EBITDAre and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our NAREIT EBITDAre and Core EBITDA as alternatives to Net loss or Net cash provided by operating activities determined in accordance with U.S. GAAP. Our calculations of NAREIT EBITDAre and Core EBITDA have limitations as analytical tools, including:
•these measures do not reflect our historical or future cash requirements for maintenance capital expenditures or growth and expansion capital expenditures;
•these measures do not reflect changes in, or cash requirements for, our working capital needs;
•these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•these measures do not reflect our tax expense or the cash requirements to pay our taxes; and
•although depreciation and amortization are non-cash charges, the assets being depreciated will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

Appendix A
Reconciliation of Net Loss to NAREIT EBITDAre and Core EBITDA
(In thousands)

	Years Ended December 31,
	2025	2024	2023
Net loss(1)	$(115,282)	$(94,749)	$(336,269)
Adjustments:
Depreciation and amortization	367,362	360,817	353,743
Interest expense	147,776	135,323	140,107
Income tax benefit	(20,451)	(8,428)	(2,273)
Net loss (gain) from sale of real estate	44,324	(3,514)	(2,254)
Adjustment to reflect share of EBITDAre of partially owned entities	3,273	5,909	8,996
NAREIT EBITDAre(3)	$427,002	$395,358	$162,050
Adjustments:
Acquisition, cyber incident, and other, net	103,893	77,169	64,087
Loss from investments in partially owned entities	2,112	3,702	3,823
Impairment of indefinite and long-lived assets	47,099	33,126	236,515
Foreign currency exchange loss (gain)	1,408	(8,833)	431
Stock-based compensation expense(2)	22,922	25,274	23,592
Loss on debt extinguishment and termination of derivative instruments	—	116,082	2,482
Net loss on real estate related asset disposals	102	330	235
Net loss (gain) on sale of non-real estate related assets	2,494	(236)	3,725
Gain on legal settlement related to prior period operations	—	(6,104)	(2,180)
Project Orion and other software related deferred costs amortization	16,596	4,182	—
Reduction in EBITDAre from partially owned entities	(3,273)	(5,909)	(8,996)
Gain from sale of partially owned entity	(2,420)	—	(304)
Loss from discontinued operations, net of tax	—	—	8,072
Impairment of related party loan receivable	—	—	21,972
Loss on put option	—	—	56,576
Core EBITDA	$617,935	$634,141	$572,080
(1)Net loss used in the calculation of the Core EBITDA reconciliation represents Net loss before adjustment for Net loss attributable to noncontrolling interests.
(2)Stock-based compensation expense excludes any non-routine stock compensation expense associated with certain employee awards, which are recognized within Acquisition, cyber incident, and other, net.
(3)During the year ended December 31, 2023, management included certain losses from discontinued operations in NAREIT EBITDAre. For purposes of comparability using this same approach, the following adjusted historical results recast are as follows:

Recast for the Year Ended December 31, 2023
(In thousands)
NAREIT EBITDAre	$160,616

Appendix A

Net Debt to Core EBITDA Computation
(In thousands)
	As of December 31,
	2025		2024
Borrowings under revolving line of credit	$332,111		$255,052
Senior unsecured notes and term loans - net of deferred financing costs of $16,001 and $13,882 at December 31, 2025 and 2024, respectively	3,792,123		3,031,462
Sale-leaseback financing obligations	42,352		79,001
Financing lease obligations	152,262		95,784
Total debt	4,318,848		3,461,299
Deferred financing costs(1)	16,001		13,882
Gross debt	4,334,849		3,475,181
Adjustments:
Less: cash, cash equivalents and restricted cash	(136,863)		(47,652)
Net debt	$4,197,986		$3,427,529

Core EBITDA	$617,935		$634,141
Pro forma adjustments(2)	1,641		—
Pro forma Core EBITDA	$619,576		$634,141
Net debt to Pro Forma Core EBITDA(3)	6.8	x	5.4	x
(1)Excludes unamortized deferred financing costs for the Senior Unsecured Revolving Credit Facility, which are recognized within Other assets.
(2)As of December 31, 2025, pro forma adjustments consist of (1) inclusion of Core EBITDA from the Houston acquisition for the period from January 1, 2025 to Americold’s acquisition date and (2) exclusion of Core EBITDA for the last twelve months for the sites divested during the twelve months ended December 31, 2025.
(3)Net debt to pro-forma Core EBITDA represents (i) our gross debt (defined as total debt plus discount and deferred financing costs) less cash, cash equivalents and restricted cash divided by (ii) pro-forma and/or Core EBITDA. If applicable, we calculate pro-forma Core EBITDA as Core EBITDA further adjusted items described in footnote 2 above. Our management believes that this ratio is useful because it provides investors with information regarding gross debt less cash, cash equivalents and restricted cash, which could be used to repay debt, compared to our performance as measured using Core EBITDA.

NOI is calculated as Net loss before Interest expense, Income tax (expense) benefit, Depreciation and amortization, and excluding corporate Selling, general, and administrative expense; Acquisition, cyber incident, and other, net; Impairment of long-lived assets; Net (loss) gain from sale of real estate and all components of non-operating other income and expense. Management believes that this is a helpful metric to measure period to period operating performance of the business. The following table reconciles NOI to Loss before income taxes.

	Years Ended December 31,
	2025	2024
	(In thousands)
Segment revenues:
Warehouse	$2,377,116	$2,416,743
Transportation	188,230	209,129
Third-party managed	36,500	40,669
Total revenues	2,601,846	2,666,541

Segment contribution:
Warehouse	799,451	801,713
Transportation	31,246	36,523
Third-party managed	8,689	8,491
Total segment contribution (NOI)	839,386	846,727

Reconciling items:
Depreciation and amortization expense	(367,362)	(360,817)
Selling, general, and administrative expense	(269,474)	(255,118)
Acquisition, cyber incident, and other, net	(103,893)	(77,169)
Impairment of long-lived assets	(47,099)	(33,126)
Net (loss) gain from sale of real estate	(44,324)	3,514
Interest expense	(147,776)	(135,323)
Loss on debt extinguishment and termination of derivative instruments	—	(116,082)
Loss from investments in partially owned entities	(2,112)	(3,702)
Other, net	6,921	27,919
Loss before income taxes	$(135,733)	$(103,177)
We view and manage our business through three primary business segments—warehouse, transportation, and third-party managed. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, case-picking, blast freezing, produce grading and bagging, ripening, kitting, protein boxing, repackaging, e-commerce fulfillment, and other recurring handling services.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation or dedicated services, we may charge a fixed fee. We also provide multi-modal global freight forwarding services to support our customers’ needs in certain markets.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to leading food manufacturers and retailers in their owned facilities. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services allows us to offer a complete and integrated suite of services across the cold chain.

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AMERICOLD REALTY TRUST, INC.
10 GLENLAKE PKWY, SUITE 600
SOUTH TOWER
ATLANTA, GA 30328

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AMERICOLD REALTY TRUST, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	For	Against	Abstain
1a. Robert S. Chambers	☐	☐	☐
1b. Kelly H. Barrett	☐	☐	☐
1c. Robert L. Bass	☐	☐	☐
1d. Antonio F. Fernandez	☐	☐	☐
1e. Pamela K. Kohn	☐	☐	☐
1f. David J. Neithercut	☐	☐	☐
1g. Mark R. Patterson	☐	☐	☐
1h. Andrew P. Power	☐	☐	☐
1i. Joseph E. Reece	☐	☐	☐
1j. Stephen R. Sleigh	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
2. Advisory Vote on Compensation of Named Executive Officers (Say-On-Pay).	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
3. Ratification of Ernst & Young LLP as our Independent Accounting Firm for 2026.	☐	☐	☐

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4. Advisory Vote on Shareholder Proposal Regarding Director Removal With or Without Cause.	☐	☐	☐

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V88703-P46194

AMERICOLD REALTY TRUST, INC.
Annual Meeting of Stockholders
May 18, 2026 8:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Christopher J. Papa and Nathan H. Harwell, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AMERICOLD REALTY TRUST, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM EDT on May 18, 2026, at Nobu Hotel Atlanta 3520 Peachtree Rd NE, Atlanta, GA 30326, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

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